Exhibit 10.136

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE WE TREAT AS PRIVATE OR CONFIDENTIAL

ConsensusDocs® 410

STANDARD DESIGN-BUILD AGREEMENT AND GENERAL CONDITIONS

BETWEEN OWNER AND DESIGN-BUILDER (Cost of the Work Plus a Fee with a GMP)

TABLE OF ARTICLES

1.	AGREEMENT	1
2.	GENERAL PROVISIONS	2
3.	DESIGN-BUILDER’S RESPONSIBILITIES	5
4.	OWNER’S RESPONSIBILITIES	20
5.	SUBCONTRACTS	21
6.	TIME	22
7.	PAYMENT	24
8.	COST OF THE WORK	26
9.	CHANGES IN THE WORK	27
10.	PAYMENT FOR CONSTRUCTION PHASE SERVICES	30
11.	INDEMNITY, INSURANCE, AND BONDS	34
12.	SUSPENSION, NOTICE TO CURE, AND TERMINATION	38
13.	DISPUTE MITIGATION AND RESOLUTION	40
14.	MISCELLANEOUS PROVISIONS	41
15.	CONTRACT DOCUMENTS	42

ARTICLE 1 AGREEMENT

Job Number: 221102	Account Code: N/A

This Agreement is effective as of the 13th day of September in the year 2021 (“Effective Date”), by and between Owner Smith & Wesson Brands, Inc., 2100 Roosevelt Ave., Springfield, MA 01104 and Design-Builder The Christman Company, 2400 Sutherland Ave., Knoxville, TN 37919

Tax identification number (TIN) FEIN #38-0419740

Contractor Licensing No., if applicable TN License No. 64704

Design Professional Licensing No. in the state of the Project TN License No. 1900 for services in connection with the following

PROJECT: “Project Eagle”, Blount County, TN – New Distribution Facility & Corporate Office Headquarters

1
ConsensusDocs® 410 – Standard Design-Build Agreement and General Conditions Between Owner and Design-Builder (Cost of Work Plus Fee with GMP) – © 2011, October Revised 2017. THIS DOCUMENT MAY HAVE BEEN MODIFIED. The ConsensusDocs technology platform creates a redline comparison to the standard language which the purchaser of this contract is authorized to share for review purposes. Consultation with legal and insurance counsel are strongly encouraged. You may only make copies of finalized documents for distribution to parties in direct connection with this contract. Any other uses are strictly prohibited. CONTENT SECURE ID: D1625BE0-C8C7

ARTICLE 2 GENERAL PROVISIONS

2.1 TEAM RELATIONSHIP AND ETHICS Each Party agrees to act on the basis of good faith and fair dealing, and shall take all actions reasonably necessary to perform this Agreement in an economical and timely manner, including consideration of design modifications and alternative materials or equipment that will permit the Work to be constructed within the Guaranteed Maximum Price (GMP) and, if established, by the Dates of Substantial Completion and Final Completion, as well as the other Contract Milestones.

2.1.1 Neither Design-Builder nor any of its agents or employees shall act on behalf of or in the name of Owner.

2.2 ETHICS Each Party shall perform with integrity. Each shall: (a) avoid conflicts of interest; (b) promptly disclose to the other Party any conflicts of interest which may arise. Each Party warrants it has not and shall not pay or receive any contingent fees or gratuities to or from the other Party, including its agents, officers and employees, Design Professional, Subcontractors, Subsubcontractors, Suppliers, or Others, to secure preferential treatment.

2.3 DESIGN-PROFESSIONAL Design-Builder shall furnish architectural and engineering services (“Services”) by Design-Builder’s licensed employees or procure such services from a licensed, independent design professional/s retained by Design-Builder. The person or entity providing architectural and engineering services shall be referred to as Design-Professional. If Design-Professional is an independent design professional, the architectural and engineering services shall be procured pursuant to a separate agreement between Design-Builder and Design-Professional.

2.3.1 Design-Builder has and shall furnish or provide the Services necessary to design the Project in accordance with Owner’s requirements, as outlined in Owner’s Program and other relevant data defining the Project. The Owner has approved, the IFC drawings and Specifications identified in Exhibit E to Exhibit 1 (“Current Drawings and Specifications”), as consistent with and conforming to the Owner’s Program. The Services shall be performed in accordance with the standard of professional skill and care required for a Project of similar size, scope, location, and complexity, during the time in which the Services are provided, as efficiently as is consistent with such professional skill and care and the orderly progress of the Work. (“Design Standard of Care”). Design-Builder shall have the right to reasonably rely upon manufacturer representations and specifications as to material, product, and equipment performance.

2.4 DEFINITIONS

2.4.1 “Agreement” means this ConsensusDocs 410 Standard Design-Build Agreement and General Conditions Between Owner and Design-Builder (Cost of the Work Plus a Fee with a GMP), as modified, amendments, exhibits, addenda, and attachments made part of this agreement upon its execution.

2.4.2 The following exhibits are a part of this Agreement:

Exhibit 1: GMP Proposal

Exhibit E to Exhibit 1, Log of Current Drawings

Exhibit G to Exhibit 1, Project Schedule

Exhibit H to Exhibit 1, Schedule of Values

Exhibit 2: Key Personnel

Exhibit 3-1: Conditional Interim Waiver

Exhibit 3-2: Unconditional Interim Waiver

Exhibit 3-3: Conditional Final Waiver

Exhibit 3-4: Unconditional Final Waiver

Exhibit 4: LNTP

2.4.3 “Business Day” means all Days, except weekends and official federal or state holidays where the Project is located.

2.4.4 A “Change Order” is a written order signed by the Parties after execution of this Agreement, authorizing a change in the scope of the Work, Guaranteed Maximum Price, or Contract Milestones, including substitutions proposed by Design-Builder and accepted by Owner.

2.4.5 “Construction Schedule” is the document prepared by Design-Builder, consistent with the Project Schedule and Contract Milestones, that specifies the dates on which Design-Builder plans to begin and complete various parts of the construction phase services Work, and the Project, including dates on which information and approvals are required from Owner.

2.4.6 The “Contract Documents” consist of those documents identified in §15.1.

2.4.7 The “Contract Milestones” are the guaranteed milestones, including Substantial Completion of the Work and Final Completion as defined in §6.2.

2.4.8 “Cost of the Work” means the costs and discounts specified in ARTICLE 8.

2.4.9 “Day” means calendar day.

2.4.10 “Date of Commencement” is as provided for in §6.1

2.4.11 “Design-Builder’s Fee” means the compensation paid to Design-Builder for salaries and other mandatory or customary compensation of Design-Builder’s employees at its principal and branch offices except employees listed in §8.2, general and administrative expenses of Design-Builder’s principal and branch offices other than the field office, and Design-Builder’s capital expenses, including interest on Design-Builder’s capital employed for the Work, and profit.

2.4.12 “Defective Work” is any portion of the Work that does not conform to the requirements of the Contract Documents.

2.4.13 “Final Completion” occurs on the date when Design-Builder’s obligations under this Agreement are complete and accepted by Owner and final payment becomes due and payable.

2.4.14 “Good Industry Practices” means those prudent and advisable practices, methods, techniques, acts and equipment generally followed or used by reputable professional design, engineering or construction contractors regularly involved in the design and construction of work of a similar size, scope and complexity as the Work in a similar geographic location (“Good Engineering and Construction Contractors”) that, in the exercise of prudent, proper and professional judgment, in light of the facts known or that reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with reasonable ease, that would ordinarily be expected from Good Engineering and Construction Contractors

2.4.15 A Hazardous Material is any substance or material identified now or in the future as hazardous under any Laws or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirements governing handling, disposal, or clean-up.

2.4.16 “Interim Directive” is any written order containing Work instructions that is signed by Owner after execution of this Agreement and prior to Substantial Completion of the Work directed by Owner pursuant to §9.3.

2.4.17 “Law” means a federal, state, or local law, ordinance, code, rule, or regulation applicable to the Work with which Design-Builder must comply that is enacted as of the Agreement date.

2.4.18 “Others” means Owner’s other: (a) contractors/constructors/design-builders, (b) suppliers, (c) subcontractors, subsubcontractors, or suppliers of (a) and (b); and others employed directly or indirectly by (a), (b), or (c) or any by any of them or for whose acts any of them may be liable.

2.4.19 “Overhead” shall mean (a) payroll costs and other compensation of Design-Builder’s employees in Design-Builder’s principal and branch offices; (b) general and administrative expenses of Design-Builder’s principal and branch offices including charges against Design-Builder for delinquent payments; and (c) Design-Builder’s capital expenses, including interest on capital used for the Work.

2.4.20 “Owner” is the person or entity identified in ARTICLE 1, and includes Owner’s Representative.

2.4.21 “Owner’s Program” is an initial description of Owner’s objectives that may include budget and time criteria, space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements. In this case, that includes: Owner’s request for the design and construction of a new headquarters with office space, a production and distribution and warehousing facility, an indoor range and PIM area to accommodate its owner provided equipment on a graded and secured site within the project budget/GMP as further refined and clarified in the discussions leading up to, and embodied in, the GMP Proposal.

2.4.22 The “Parties” are collectively Owner and Design-Builder.

2.4.23 The “Project,” as identified in ARTICLE 1, is the building, facility, or other improvements for which Design-Builder is to perform the Work under this Agreement. It may also include improvements to be undertaken by Owner or Others.

2.4.24 “Project Schedule” is a schedule that shows the timing and sequencing of the design and construction required to meet the time criteria set forth in Owner’s Program. The Project includes the Critical Milestones as well as the construction activities and is coordinated with design phase service activities.

2.4.25 A “Subcontractor” is a person or entity retained by Design-Builder as an independent contractor to provide the labor, materials, equipment, or services necessary to complete a portion of the Work. The term Subcontractor does not include Design-Professional or any separate contractor employed by Owner or any separate contractor’s subcontractors.

2.4.26 “Substantial Completion” of the Work, or of a portion thereof, or of a designated Contract Milestone, occurs on the date when the Work is sufficiently complete in accordance with the Contract Documents so that Owner may occupy or utilize the Project, or a designated portion, for the use for which it is intended, without unapproved disruption. The issuance of a certificate of occupancy is not a prerequisite for Substantial Completion of the Work, so long as the certificate of occupancy cannot be obtained due to factors completely beyond Design-Builder’s control. The date of Substantial Completion of each Contract Milestone shall be confirmed by a certificate of Substantial Completion signed by the Parties.

2.4.27 “Subsubcontractor” is a party or entity who has an agreement with a Subcontractor or another Subsubcontractor or Supplier to perform any portion of the Work or to supply material or equipment.

2.4.28 A “Supplier” is a person or entity retained by Design-Builder to provide material or equipment for the Work.

2.4.29 “Terrorism” means a violent act, or an act that is dangerous to human life, property, or infrastructure, that is committed by an individual or individuals and that appears to be part of an effort to coerce a civilian population or to influence the policy or affect the conduct of any government by coercion. Terrorism includes, but is not limited to, any act certified by the United States Secretary of Treasury as an act of terrorism pursuant to the Terrorism Risk Insurance Act, as amended.

2.4.30 The “Work” means the design phase services procured or furnished in accordance with §3.1, the GMP Proposal attached as Exhibit 1, the Construction Phase services provided in accordance with §3.3, and other services which are necessary to complete the Project in accordance with and reasonably inferable from the Contract Documents, including all work previously performed related to the Project under or preceding the February 2022 LNTP attached as Exhibit 4 (“LNTP”). The Work may refer to the whole Project or only a part of the Project if work is also being performed by Owner or Others. “Work” specifically includes:

(a)

all work and services required in connection with the design, engineering, procurement, permitting, construction, construction management, temporary and permanent material, equipment and structures, inspection, expediting transportation, shipment, delivery, importation, installation, commissioning, testing and completion of the Work (including the start-up of its systems and components) in accordance with the Contract Documents;

(b)

the provision of all materials and equipment, machinery, tools, labor, chemicals, lubricants consumables, transportation, administration, oversight, incidentals and other services and items related to the foregoing in accordance with the Contract Documents;

(c)	the correction of defects and any actions required to comply with the warranty or Design-Builder’s other post-completion obligations; and

(d)	any Additional Services, Changes, or Directives authorized by Owner;

provided that, “Work” shall not include any of Owner’s obligations set forth or referenced in Article 4, the Owner’s Program, or the GMP Proposal (Exhibit 1).

2.4.31 “Worksite” means the area of the Project location identified in ARTICLE 1 where the Work is to be performed.

ARTICLE 3 DESIGN-BUILDER’S RESPONSIBILITIES

Design-Builder shall be responsible for procuring or furnishing the design and for the construction of the Work consistent, and in conformance, with Owner’s Program, and the requirements herein, as such Program may be modified by Owner during the course of the Work. Design-Builder shall use its diligent efforts to perform the Work in an expeditious manner, and warrants and guarantees schedules and the GMP set forth herein. Design-Builder represents that it is an independent contractor and that it is familiar with the type of Work required by this Agreement.

The intent of this Owner’s Program is to prescribe the general requirements for the design, engineering, procurement, permitting, construction, and related services necessary for the safe and timely completion of the Work, which Design-Builder undertakes to perform in accordance with the terms and conditions of this Agreement.

Design-Builder shall perform or cause to be performed, on a timely design-build basis, for no more than the Guaranteed Maximum Price, the Work and provide Owner with a facility as described in, or reasonably inferable from the Contract Documents, capable of being operated and maintained in accordance with this Agreement and otherwise comply with Law, that will meet the specifications and other conditions of this Agreement.

Design-Builder shall do and shall provide or procure all things necessary for the safe and successful completion of the Work, including, but not limited to, as specified in Section 3.1 and Section 3.3. Without limiting the foregoing, Design-Builder shall:

i.

perform all site and locational, geotechnical, and hydrogeological investigation, design, specification, engineering and design and select materials, import materials, goods, processes, methods of work and technology;

ii.	project manage, coordinate, schedule, supervise and execute or cause to be executed all aspects of the Work, whether performed directly by Design-Builder or any Subcontractor;

iii.	be responsible, in liaison with Owner, for interfacing with, and coordinating the execution of the Work with the work of other contractors and of third parties (if any);

iv.	procure all materials, equipment or other goods or things required in connection with the Work;

v.	inspect, expedite and provide for quality assurance and quality control of (i) all such materials, equipment and other goods or things and (ii) the Work;

vi.	transport, store, protect, maintain and secure all such materials, equipment and other goods or things;

vii.	construct, erect, install, excavate, support, reinforce, modify, and do all permanent and temporary work required as part of the Work, including all site preparation and formation;

viii.	construct and maintain all infrastructure, roads, and bridges throughout Worksite;

ix.

review the permanent and temporary work previously carried out by others and intended to form part of the Work and advise Owner of any apparent errors. Notwithstanding anything to the contrary, Design Builder shall not assume any responsibility or liability for work performed by others, including the state, federal, or local entities, including but not limited to offsite utilities and public road improvement.;

x.	supply all labor and all supervisory, management, technical, administrative and other staff necessary for the execution of the Work;

xi.	correct any defects in the Work;

xii.	provide timely responses to requests for information made by Owner; and

xiii.	cooperate with the efforts of Owner and any Owner’s Nominee in connection with this Agreement.

3.1 DESIGN PHASE SERVICES

The Agreement is a design-build agreement for the Work on a Cost Plus Basis with a Guaranteed Maximum Price and, in addition to its construction obligations, the Design-Builder shall be responsible for all design and engineering necessary for the completion of the Work as set forth in the Contract Documents. Design-Builder represents that it has thoroughly familiarized itself with the Project, the Worksite, the local conditions, and all design requirements for the Work (including the requirements set forth in Owner’s Program). Design-Builder further agrees that it shall provide all engineering and design services necessary for the Work that meet the requirements set forth in the Agreement or otherwise required by the Design Standard of Care. All design or engineering work requiring certification shall be certified by professional engineers licensed and properly qualified to perform such certifications under applicable Laws. Any representation on LEED credit submittals is made solely for the purpose of addressing system credits and is not intended as a guarantee or warranty of certification, functionality, or performance.

3.1.1 Design-Builder has reviewed Owner’s Program to ascertain the requirements of the Project and verified such requirements with Owner. Design-Builder has evaluated the site, including access, traffic, drainage, parking, building placement, and other considerations affecting the building, the environment, and energy use, as well as information regarding Laws and requirements.

3.1.2 OMITTED

3.1.3 OMITTED.

3.1.4 SCHEMATIC DESIGN DOCUMENTS Design-Builder has developed and Owner has approved Schematic Design Documents illustrating the Project’s basic elements, scale, and their relationship to the Worksite at a conceptual level.

3.1.5 PLANNING PERMITS Design-Builder shall obtain and Owner shall pay for all planning permits necessary for the construction of the Project.

3.1.6 DESIGN DOCUMENTS Owner has approved as consistent with and conforming to the intent of Owner’s Program, the Current Drawings and Specifications which further define the Project, including drawings and outline specifications fixing and describing the Project size and character as to site utilization, and other appropriate elements incorporating the structural, architectural, mechanical, and electrical systems. Owner’s approval of, or failure to provide any comments to any of the Current Drawings and Specifications shall in no event be deemed as Owner’s waiver of any of Design-Builder’s obligations to perform the Work or Design-Builder’s liability in accordance with the requirements of this Agreement.

3.1.7 FURTHER MODIFICATION OF CURRENT DRAWINGS Design-Builder shall identify in writing all material changes and deviations that it proposes from the Current Drawings. Owner may provide comments to any such material changes or deviations and, if Owner does so, it shall do so as soon as reasonably practicable after Owner’s notification so as not to impact the progress of the Work. If modifications to the Current Drawings or Specifications are required, Design-Builder shall promptly submit to the Owner for review any required modifications. Design-Builder shall incorporate or address, in writing, Owner’s comments to the Construction Documents to the reasonable satisfaction of Owner. Notwithstanding the foregoing, if Design-Builder believes that any comment from Owner constitutes a Change that is otherwise permissible and not prohibited by Article 9 or other portions of the Agreement, it shall comply with Article 9 before incorporating any such comment. If Design-Builder does not comply with Article 9, including providing written notice within ten (10) Days, before incorporating any comment of Owner, Design-Builder shall have waived its ability to request a Change under Article 9 in respect of such comment. Owner’s approval of, or failure to provide any comments shall in no event be deemed as Owner’s waiver of any of Design-Builder’s obligations to perform the Work or Design-Builder’s liability in accordance with the requirements of this Agreement.

3.1.8 OWNER PROVIDED INFORMATION Owner (and/or its consultants or representatives) has provided Design-Builder with (or has offered to make available for Design-Builder’s review) certain information and documents related to the Project (all information and documents provided by Owner and/or its consultants or representatives is referred to as “Owner Provided Information”). Design-Builder shall be entitled to reasonably rely upon the accuracy of Owner Provided Information. Prior to executing the Agreement, Design-Builder represents that it has independently reviewed and evaluated the Worksite and analyzed the surrounding surface and subsurface areas and ground conditions, making Design-Builder’s own independent evaluations.

3.1.9 OWNERSHIP OF DOCUMENTS

3.1.9.1 OWNERSHIP OF TANGIBLE DOCUMENTS Owner shall receive ownership of the property rights, except for copyrights, of all documents, drawings, specifications, electronic data, and information (“Documents”) prepared, provided, or procured by Design-Builder, its Design-Professional, Subcontractors, or consultants and distributed to Owner for this Project, upon the making of final payment to Design-Builder or, in the event of termination under ARTICLE 12, upon payment for all sums due to Design-Builder pursuant to ARTICLE 12. Owner’s acquisition of the copyright shall be subject to Owner’s making of all payments required by this Agreement.

3.1.9.2 COPYRIGHT The Parties agree that Owner ☐ shall/ ☒ shall not obtain ownership of the copyright of all Documents. Owner’s acquisition of the copyright for all Documents shall be subject to the making of payments as required by the subsection above and the payment of the fee reflecting the agreed value of the copyright set forth below:

If the Parties have not made a selection to transfer copyright interests in the Documents, the copyright shall remain with Design-Builder.

3.1.9.3 USE OF DOCUMENTS IN EVENT OF TERMINATION In the event of a termination of this Agreement pursuant to ARTICLE 12, Owner shall have the right to use, to reproduce, and to make derivative works of the Documents to complete the Project, regardless of whether there has been a transfer of copyright under this section, provided payment has been made pursuant to §3.1.9.

3.1.9.4 OWNER’S USE OF DOCUMENTS AFTER COMPLETION OF PROJECT After completion of the Project, Owner may reuse, reproduce, or make derivative works from the Documents solely for the purposes of maintaining, renovating, remodeling, or expanding the Project at the Worksite. Owner’s use of the Documents without Design-Builder’s involvement or on other projects is at Owner’s sole risk, except for Design-Builder’s indemnification obligations, and Owner shall indemnify and hold harmless Design-Builder, its Design-Professional, Subcontractors, and consultants, and the agents, officers, directors, and employees of each of them, from and against any and all claims, damages, losses, costs, and expenses, including reasonable attorneys’ fees and costs, arising out of or resulting exclusively from such any prohibited use.

3.1.9.5 DESIGN-BUILDER’S USE OF DOCUMENTS Where Design-Builder has transferred its copyright interest in the Documents under §3.1.9, Design-Builder may reuse Documents prepared by it pursuant to this Agreement in its practice, but only in their separate constituent parts and not as a whole.

3.1.9.6 Design-Builder shall obtain from its Design-Professional, Subcontractors, and consultants rights and rights of use that correspond to the rights given by Design-Builder to Owner in this Agreement, and Design-Builder shall provide evidence that such rights have been secured.

3.2 GUARANTEED MAXIMUM PRICE (GMP)

3.2.1 GMP PROPOSAL Owner and Design-Builder jointly agree, that Design-Builder shall perform the Work and complete the Work on a cost plus basis, for an amount not to exceed the Guaranteed Maximum Price (GMP) of one-hundred fourteen million, five-hundred thirty-three thousand eight hundred and fifty-three dollars ($114,533,853.00) as set forth in Exhibit 1. Design-Builder represents that the GMP reflects the sum of the estimated Cost of the Work as defined in ARTICLE 8 as well as Design-Builder’s Fee as defined in ARTICLE 7 along with Design-Builder’s Contingency as provided in §3.2.44. The GMP is subject to modification as provided in ARTICLE 9, but is otherwise fixed and guaranteed by Design-Builder. However, Design-Builder does not guarantee any specific line item provided as part of the GMP, but agrees that it will be responsible for paying all costs of completing the Work which exceed the GMP, as adjusted in accordance with this Agreement.

3.2.1.1 To the extent the Current Drawings and Specifications are not complete at the time this Agreement is signed, Design-Builder shall provide for further development of the Design-Build Documents consistent with Owner’s Program within the GMP. Such further development does not include (i) Owner directed changes in scope, systems, kinds and quality of materials, finishes, or equipment or (ii) items for which this Agreement authorizes or requires a change to the GMP, all of which, if required, shall be incorporated by Change Order.

3.2.2 BASIS OF GUARANTEED MAXIMUM PRICE

Design-Builder has based the GMP Proposal on this Agreement and the Contract Documents. Clarifications, Exclusions, and Contingencies are expressly stated therein.

3.2.2.1 Site Examination. Design-Builder hereby represents that it has conducted a thorough examination of the Worksite. Except for, and subject to, the Clarifications, Allowances, and Exclusions in the LNTP, and except as otherwise provided in this Agreement and Article 9.4, the failure of Design-Builder to fully familiarize itself with the foregoing conditions shall neither (a) provide any cost or schedule relief for Design-Builder or entitle Design-Builder to a Change under Article 9 nor (b) relieve Design-Builder of its obligations under this Agreement; however, for the avoidance of doubt, Design-Builder shall be reimbursed for any related expenses as, and to the extent, permitted by Article 8, and subject to the GMP. Notwithstanding the foregoing, Design-Builder is not responsible for offsite work performed by others that may affect utilities or access to the site or the progress of the Work (“Off Site Work”). The GMP and Project Schedule expressly exclude any costs or delays arising from Off Site Work. If Off Site Work impacts the progress or Cost of the Work, Design-Builder shall be entitled to an equitable adjustment in the GMP and/or the Contract Milestones.

3.2.2.2 Subsurface Conditions. Design-Builder has satisfied itself that the Worksite is satisfactory for performance of the Work. Except as provided in the LNTP, and except as provided in this Agreement and Article 9.4, the existence of any subsurface condition or any other condition on or under the Worksite shall neither (a) provide any cost or schedule relief for Design-Builder or entitle Design-Builder to a Change under Article 9 nor (b) relieve Design-Builder of its obligations under this Agreement; however, for the avoidance of doubt, (i) Design-Builder shall be reimbursed for any related expenses as, and to the extent, permitted by Article 8, and subject to the GMP and (ii) Design Builder shall be entitled to a Change under Article 9 to the extent an allowance in the LNTP is exceeded as further set forth in, and at the Unit Price included in, the LNTP.

3.2.2.3 Nature of the Work. Design-Builder has taken the necessary steps to understand the nature of the Work, the general local conditions that can affect the Work and the cost thereof including conditions relating to transportation, handling, storage of materials, Taxes, insurance, availability of qualified labor, unions, roads, weather, permits and licenses, applicable Laws and the character and availability of equipment and facilities needed preliminary to and during the prosecution of the Work. Except as otherwise provided in the LNTP, this Agreement, and Article 6.3, these conditions shall neither (a) provide any cost or schedule relief for Design-Builder or entitle Design-Builder to a Change under Article 9 nor (b) relieve Design-Builder of its obligations under this Agreement; however, for the avoidance of doubt, Design-Builder shall be reimbursed for any related expenses as, and to the extent, permitted by Article 8, and subject to the GMP.

3.2.2.4 The Guaranteed Maximum Price includes all costs, expenses and fees of any kind or nature to be incurred by Design-Builder in connection with the performance of the Work (including all applicable taxes, duties, permitting costs, overhead (at any level), typical downtime of workers and machinery or equipment during the ordinary course of construction, fees and profit related thereto), and Design-Builder shall not be entitled to any additional compensation or reimbursement of any kind with respect to the performance of the Work, except in connection with any adjustment to the Guaranteed Maximum Price by a Change Order in accordance with the provisions of Article 9.

3.2.3 PRE-GMP WORK Any and all Work performed by Design-Builder shall be covered by the terms of this Agreement, and included within the Guaranteed Maximum Price, regardless of whether such Work was performed prior to or after the execution of this Agreement or originally pursuant to the LNTP.

3.2.4 DESIGN-BUILDER’S CONTINGENCY The GMP Proposal contains, as part of the estimated Cost of the Work, the Design-Builder’s Contingency (Design/Bid Contingency and CM Risk/Construction Contingency), which is a sum mutually agreed upon and monitored by Design-Builder and Owner to cover costs which are properly reimbursable as a Cost of the Work but are not the basis for a Change Order. Design-Builder’s Contingency shall not be used for changes in scope or for any item that would be the basis for an increase in the GMP. Design-Builder shall provide Owner with a monthly accounting of charges against Design-Builder’s Contingency, if applicable, with each application for payment.

3.2.5 COST REPORTING Design-Builder shall maintain complete and current records that comply with generally accepted accounting principles and calculate the Cost of Work. Owner shall be afforded access during normal business hours to all Design-Builder’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda, and similar data relating to this Agreement. Design-Builder shall preserve all such records for a period of three years after the final payment or longer where required by Law.

3.3 CONSTRUCTION PHASE SERVICES

3.3.1 Design-Builder’s obligations for the Construction Phase include:

3.3.1.1 Clearance and Preparation of Site; Temporary Facilities Clearance and Preparation of Site. Design-Builder shall be responsible for clearing the Worksite, including the removal of both natural and man-made obstructions and performing all things necessary to begin construction. Design-Builder shall provide for the procurement of, as appropriate, all soil, gravel and similar materials required for performance of the Work.

3.3.1.1.2

Temporary Facilities. Design-Builder shall be responsible for providing all temporary facilities and utilities necessary for the performance of the Work under this Agreement, including water, sewage, electric power, telephone service, access roads, laydown areas and internet connections. Such facilities shall be subject to the review and comment of Owner and shall include, but not be limited to, temporary perimeter fencing, temporary controlled access points, first aid and hazardous response personnel and facilities, security personnel, climate-controlled offices (including for use by Owner’s representatives, and Owner’s Nominees), workshops, restrooms and warehouses and all required temporary utilities. Design-Builder shall arrange and pay for disposal of sewage and wastes as necessary to enable Design-Builder to perform the Work. Design-Builder shall provide adequate protection against, and treatment of, water runoff from the Worksite in accordance with all aapplicable Laws.

3.3.1.1.3

Owner’s Working Accommodations. Design-Builder shall, upon request by Owner from time to time, provide Owner, Owner’s Nominees, and its designees with furnished office space with all of the infrastructure described in Section 3.3.1.1.2 for up to ten (10) people at the Worksite.

3.3.1.2 Procurement and Storage of Materials, Equipment and Supplies Generally. Design-Builder shall procure, pay for, receive, and transport to the Worksite, store, warehouse and maintain according to manufacturers’ recommendations (or, if such recommendations do not exist, in accordance with Good Industry Practices) and taking into account foreseeable environmental conditions, as an independent contractor and not as agent for Owner, all materials, equipment (including temporary equipment), supplies, machinery, tools, and all labor and manufacturing and related services necessary or desirable for construction, start-up, commissioning of the Work, whether or not incorporated into the Project, that are required for completion of the Work in accordance with this Agreement except those items specified as being furnished by Owner pursuant to Article 4 and the Contract Documents. Design-Builder shall, promptly upon receipt from any Subcontractor, furnish copies of such Subcontractor’s equipment manuals and storage specifications to Owner.

Chemicals and Consumables. Design-Builder shall arrange and pay for all consumables required for Design-Builder to perform the Work. Design-Builder shall also arrange and pay the disposal of all such unused consumables no longer needed for the Work. Design-Builder shall keep a complete inventory, with material safety data sheets, of all chemical and other related materials (including Hazardous Substances) brought onto any Worksite for any purpose.

3.3.1.2.3

Construction Power. Design-Builder, at its sole cost and expense, shall be responsible for securing temporary electrical power for the performance of the Work. Owner shall be responsible for securing rights-of-way or easements necessary for temporary power.

3.3.1.2.4

Construction Water & Temporary Utilities. Design-Builder shall be solely responsible for providing and paying for any and all quantities of water, including potable water, temporary industrial water, fire protection water and wastewater disposal, or other temporary utilities including the installation and removal of any temporary distribution systems, required by Design-Builder for or in connection with the performance of the Work.

3.3.1.3 Labor and Personnel. Generally. Design-Builder shall provide and be solely responsible for all labor and personnel required in connection with the Work, including: (a) professional engineers, as applicable, licensed to perform engineering services, or their appropriate designee, at the Worksite and qualified to perform the type of engineering services required of Design-Builder hereunder; and (b) a project manager who shall have the experience and authority to administer this Agreement on behalf of Design-Builder to furnish information as reasonably requested by Owner and to agree upon procedures for coordinating Design-Builder’s efforts with those of Owner, and who shall be present, unless otherwise agreed by Owner, at the Worksite at all times when the Work is being performed at the Worksite.

3.3.1.3.2	Labor. Design-Builder shall also be responsible for any and all immigration or other labor, permits, licenses, taxes, and other requirements or limitations under applicable Law governing its Work.

3.3.1.3.3

Key Personnel. Design-Builder’s staff shall include the key personnel set forth in Exhibit 2, who shall be solely dedicated to the Project and shall be acceptable to Owner (the “Key Personnel”). Except for reasons requiring immediate termination, Design-Builder shall not remove or replace any of the Key Personnel without (i) the prior written consent of Owner and (ii) providing for an appropriate transfer of responsibilities to another qualified person approved by Owner. If at any time during the performance of the Work any of Design-Builder’s Key Personnel becomes unacceptable to Owner for any reason, then, upon notice from Owner, Design-Builder shall promptly replace such individual with an individual acceptable to Owner. If at any time during the performance of the Work any of the Key Personnel should no longer be available to perform services in connection with the Work, then Design-Builder shall promptly replace such individual with an individual acceptable to Owner whose qualifications and experience are equal to or better than those of the replaced individual.

3.3.1.4 Permitting.

3.3.1.4.1

Generally. Design-Builder shall obtain, pay for and maintain in effect all construction permits, licenses, approvals and other government authorizations (“Permits”) required under applicable Laws in connection with design, engineering and construction of the Project or performance of the Work, excluding any zoning or land use approvals which shall remain Owner’s responsibility. Owner shall cooperate and provide authorization, after review, for Design-Builder to obtain any Permits which are required to be issued in Owner’s name. Owner is responsible for obtaining any zoning approval. Design Builder is not currently aware of any zoning or land use approvals which Owner needs to obtain for Design Builder to perform the Work, except for potential issues with the outdoor shooting range, which Owner is handling.

3.3.1.4.2

Deliverables. No later than sixty (60) Days after the execution of this Agreement, Design-Builder shall submit to Owner: (A) evidence demonstrating that Design-Builder has obtained all Permits then required to be obtained for the performance of the Work; (B) a list identifying the Permits not yet required to be obtained for the performance of the Work; and (C) a list identifying the Permits applied for by Design-Builder but not yet issued or received, together with a plan reasonably acceptable to the Owner for obtaining such Permits and an estimate of the time within which such Contractor Permits will be obtained.

3.3.1.4.3

Compliance and Closure. Design-Builder shall keep Owner informed of the progress it is making in obtaining and maintaining all Permits and provide Owner with copies of any Permits and any correspondence pertaining thereto within one (1) Business Day of obtaining such Permit(s). Design-Builder hereby agrees, acknowledges and understands that it is solely responsible for obtaining, maintaining and complying with all of the Permits. As soon as available, Design-Builder shall provide to Owner a copies of all Permits that have been issued to Design-Builder and/or received by Design-Builder on behalf of Owner for the Work, and documentation that they have been satisfied or otherwise closed by the applicable governmental authority.

3.3.1.5 Protection of Property, Materials and Equipment. No person performing Work for or on behalf of Design-Builder shall damage any public or private property (including all parallel, converging and intersecting electric lines and poles, telephone or cable lines and poles, roads, highways, waterways, railroads, sewer lines, natural gas pipelines, drainage ditches, culverts, buildings, structures, monuments, vehicles, trees, shrubs, lawns, walks and pavements) on roads and routes to the Worksite or along, adjacent to, or near the Worksite. If any person performing Work for or on behalf of Design-Builder directly or indirectly causes any damage to any such property, then Design-Builder shall immediately notify Owner and, at Design-Builder’s own expense, repair, rebuild, reinforce or otherwise fully restore the same to the satisfaction of the property owner and in accordance with all applicable Laws.

3.3.2 In order to complete the Work, Design-Builder shall provide all necessary construction supervision, inspection, construction equipment, labor, materials, tools, and subcontracted items.

3.3.3 COMPLIANCE WITH LAWS Design-Builder shall comply with all Laws at its own costs. Design-Builder shall be liable to Owner for all loss, cost, and expense, attributable to any acts or omissions by Design-Builder, its employees, subcontractors, and agents resulting from the failure to comply with Laws, including fines, penalties, or corrective measures. However, liability under this subsection shall not apply if notice to Owner was given, and advance approval by appropriate authorities, including Owner, is received.

3.3.3.1 CHANGES IN LAW The GMP, Design-Builder’s Fee, and Contract Milestones shall be equitably adjusted by Change Order pursuant to ARTICLE 9 for additional costs and time resulting from any changes in Laws, including increased taxes, which were enacted after the date of this Agreement, or in the case of the GMP, after the date of an accepted GMP proposal.

3.3.4 Monthly Progress Meetings. On a monthly basis or more frequently if Owner determines that Project conditions require it, Design-Builder shall hold progress meetings with Owner, Owner’s authorized representatives and their respective invitees on a monthly basis (each, a “Monthly Progress Meeting”) or more frequently (including weekly or daily) if required by the status of the Work or as reasonably requested by Owner. Design-Builder’s General Manager and Project Manager as well as the lead architect shall attend the Monthly Progress Meeting.

3.3.5 Design-Builder shall provide monthly written reports to Owner on the progress of the Work in such detail as is reasonably agreed to by the Parties (each, a “Monthly Progress Report”). At minimum, each Monthly Progress Report shall describe the actual progress of the Work, include a compliant Current Project Schedule, and Recovery Plan, if applicable, and updated Cost Report. Each Monthly Progress Report shall be submitted to Owner on a monthly basis and or before the Monthly Progress Meeting. The delivery of each Monthly Progress Report shall be a condition precedent to Owner’s obligation to make the corresponding Progress Payment.

3.3.6 Design-Builder shall develop a system of cost reporting for the Work, including monthly monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes in the Work (each, a “Cost Report”). A Cost Report shall be presented to Owner on a monthly basis and or before the Monthly Progress Meeting. The delivery of each Cost Report shall be a condition precedent to Owner’s obligation to make the corresponding Progress Payment.

3.3.7 Design-Builder shall regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, Design-Builder shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste, and surplus materials. Design-Builder shall minimize and confine dust and debris resulting from construction activities. At the completion of the Work, Design-Builder shall remove from the Worksite all construction equipment, tools, surplus materials, waste materials, and debris.

3.3.8 Design-Builder shall prepare and submit to Owner either:

☐ final marked-up as-built drawings, or

☒ updated electronic data along with a redline .pdf of the as-built drawings

☐ such documentation as defined by the Parties by attachment to this Agreement, in general documenting how the various elements of the Work were actually constructed or installed.

3.3.9 Owner’s Instructions. Design-Builder shall immediately comply with and strictly adhere to all of Owner’s instructions and directions given by Owner’s Authorized Representative (whether or not Design-Builder disputes or questions such instructions or directions), except to the extent (a) prevented by any applicable Law or (b) Design-Builder reasonably believes that compliance with such instructions or directions would cause safety hazards to any Person or the environment. If Design-Builder believes that any Owner instruction constitutes a Change, Design-Builder shall comply with Article 9. If Design-Builder disputes any instruction or direction of Owner, such dispute shall be resolved in accordance with Article 13; provided that Design-Builder shall comply with all instructions and directions received from Owner and shall continue to perform the Work pending resolution of the dispute. Design-Builder shall take instructions and directions only from Owner in writing as to the performance of the Work.

3.3.10 Standards of Performance for Construction Phase Work. Design-Builder shall perform the work:

(a)

in a safe, timely, professional, prudent, economical, expeditious and workmanlike manner and with the degree of skill and care that is utilized by professionals in the same field under the same or similar circumstances in accordance with Good Industry Practices;

(b)

in accordance and compliance with (i) this Agreement, (ii) the requirements contained in the Owner’s Program, (iii) all applicable Laws, (iv) Good Industry Practices, including applicable safety, environmental, construction and electrical codes, standards, as such codes and standards exist (v) Design-Builder’s Construction Documents, and (vi) the Permits;

(c)	in complies with accordance with all applicable Laws that are in effect on the date of Substantial Completion of the Work;

(d)	using only new materials and workmanship that conform to the Construction Documents;

(e)	such that the Work will conform to the Contract Documents;

(f)	such that the Work (excluding Services) is free from defects, whether latent or patent, in workmanship or materials;

(g)	relating to Services (i) in accordance with this Agreement and (ii) consistent with the Design Standard of Care; and

(h)	in a manner that efficiently utilizes Owner’s materials and resources

(collectively, the “Standards of Performance”).

3.4 SCHEDULING

3.4.1 CONSTRUCTION SCHEDULE Design-Builder shall prepare and submit the Construction Schedule setting forth Design-Builder’s plan for completing the Work for Owner’s written approval consistent with Good Industry Practices. This Construction Schedule shall comply with the following:

3.4.1.1 General Scheduling Requirements. The Construction Schedule, and as-updated the Current Construction Schedule, shall provide detailed monitoring of the progress of the Work and provide the Parties with a tool to monitor and follow the progress of all phases of the Work, the scheduling and progress monitoring of all Subcontractors, the scheduling for any applicable third party activities and reporting for the Owner and other stakeholders. Design-Builder shall plan in detail each area of the Work following the requirements of this Agreement. All portions of the Work shall be scheduled in sufficient detail to enable a correct logical sequence of activities to be established. Approvals and review periods of Owner and other persons, if any, shall be included. The Construction Schedule for the Work shall:(a) be consistent with the Project Schedule; (b) include the requirements of this Agreement; (c) remain unchanged throughout the execution of the Work unless adjusted pursuant to a Change Order; (d) be the schedule against which all Work progress is measured; and (e) begin with the issuance of the NTP and include Key Milestones.

3.4.1.2 Schedule Detail. All engineering, Worksite and Worksite-related activity durations, including transportation and transportation-related activities, for all schedules shall be broken into sufficient detail and shall generally not exceed two (2) weeks; activities exceeding this duration shall be broken into sub-activities. Activities shall include all aspects of the Work for which Design-Builder and all of its Subcontractors are responsible. Activities shall be broken down sufficiently for the information provided to service the overall Project Schedule and Current Construction Schedule.

3.4.1.3 Key Milestones. Contract Milestones shall be included in the Project Schedule and Current Project Schedule, as well as the inspection and witness points and testing dates (collectively, the “Key Milestones”). The Parties shall agree on the identification and timing of other milestones that shall be included in the Project Schedule and Current Construction Schedule.

3.4.1.4 Owner’s Review of Logic & Dates. Design-Builder has represented that it will achieve each of the Contract Milestones by the dates set forth in the Project Schedule and Owner has accepted those dates which shall be incorporated into the Construction Schedule. Owner however makes no representation regarding the reasonableness or sufficiency of the durations or inherent sequencing included in the Project or Construction Schedule and Design-Builder alone shall be responsible for any failure to comply with or achieve the Contract Milestones.

3.4.2 The Current Construction Schedule. The Construction Schedule shall be updated with the current status of the Work on a monthly basis, without the addition of any logic changes or activities, unless approved by Change Order (the “Current Construction Schedule”). All Work progress shall be measured by comparing actual progress as indicated in the Current Project Schedule to progress required by the Project Schedule. The delivery of the Current Construction Schedule each month shall be a condition precedent to Owner’s obligation to make the corresponding Progress Payment.

3.4.3 Recovery Plan.

3.4.3.1 If, at any time during the performance of the Work (whether as indicated in Design-Builder’s Monthly Progress Report, the Current Construction Schedule, or as otherwise communicated to Owner or as otherwise becomes known to Design-Builder or Owner at any time during the performance of the Work):

3.4.3.1.1	Design-Builder fails, or believes that it will fail, to achieve any of the Contract Milestones; or

3.4.3.1.2

Design-Builder is, or believes that it will be, more than thirty (30) Days behind any of the Contract Milestone Dates, at any time during the performance of the Work up to thirty (30) Days prior to the Guaranteed Completion Date for Substantial Completion of the Work; or

3.4.3.1.3

Design-Builder is, or believes that it will be more than seven (7) Days behind any of the dates in the Project Schedule (other than any Contract Milestone) at any time during the last thirty (30) Days prior to the Guaranteed Completion Date for Substantial Completion of the Work,

Design-Builder shall, in accordance with this Section, immediately prepare a Recovery Plan to regain compliance with the Construction Schedule. Specifically, Design-Builder shall, (a) participate in such meetings together those Subcontractors as Owner may reasonably request, to discuss and illustrate how Design-Builder intends to regain compliance with the Project Schedule and (b) develop and implement a Recovery Plan demonstrating how it will regain compliance with the Project Schedule to Owner as soon as practicable, but in all cases within seven (7) Days after receiving notification from Owner. Upon receipt of a Recovery Plan, Owner will review and may comment upon the same. Design-Builder shall accept and incorporate all Owner’s comments and resubmit to Owner, within seven (7) Days after receiving such comments, the revised Recovery Plan to Owner. Design-Builder shall in all cases immediately implement the Recovery Plan (or such parts thereof as are possible at that stage) whether or not the review process described above has been completed. Where Design-Builder is the cause, or to the extent the concurrent cause, of the delay in the Project Schedule that necessitates the Recovery Plan, Design-Builder shall implement the Recovery Plan at its own cost and without any adjustment of the Guaranteed Completion Dates.

3.4.3.2 Whenever Design-Builder is required to implement a Recovery Plan in order to regain compliance with the Construction Schedule, it shall do so by utilizing additional shifts, additional manpower, additional or different construction equipment, more efficient work methods, overtime and/or re-sequencing of activities. During the course of implementing any Recovery Plan, Design-Builder, at Owner’s request, shall conduct scheduling meetings, as frequently as Owner may require, with Owner and any Subcontractors that Owner may require, for the purpose of discussing status of the planning and effectiveness of the Recovery Plan.

3.4.3.3 Nothing in this Section shall relieve Design-Builder of any of its obligations under this Agreement. Where Design-Builder is the cause, or to the extent the concurrent cause, of the delay in the Project Schedule that necessitates the Recovery Plan, Design-Builder shall bear its own costs and expenses in connection with the preparation and implementation of a Recovery Plan.

3.4.4 Design-Builder shall perform the Work in accordance with the Project Schedule, the Construction Schedule, the Current Construction Schedule and, where necessary, any Recovery Plan.

3.5 SAFETY OF PERSONS AND PROPERTY

3.5.1 SAFETY PRECAUTIONS AND PROGRAMS Design-Builder shall have overall responsibility for safety precautions and programs in the performance of the Work. However, such obligation does not relieve Subcontractors of their responsibility for the safety of persons or property in the performance of their work, nor for compliance with the provisions of Laws.

3.5.2 Design-Builder shall prevent against injury, loss, or damage to persons or property by taking reasonable steps to protect:

3.5.2.1 its employees and other persons at the Worksite;

3.5.2.2 materials, supplies, and equipment stored at the Worksite for use in performance of the Work; and

3.5.2.3 the Project and all property located at the Worksite and adjacent to work areas, whether or not said property or structures are part of the Project or involved in the Work.

3.5.3 DESIGN-BUILDER’S SAFETY REPRESENTATIVE Design-Builder shall designate an individual at the Worksite in the employ of Design-Builder who shall act as Design-Builder’s designated safety representative with a duty to prevent accidents. Unless otherwise identified by Design-Builder in writing to Owner, the designated safety representative shall be Design-Builder’s project superintendent. Design-Builder will report promptly in writing all recordable accidents and injuries occurring at the Worksite to Owner. When Design-Builder is required to file an accident report with a public authority, Design-Builder shall furnish a copy of the report to Owner.

3.5.4 Design-Builder shall provide Owner with copies of all notices required of Design-Builder by Law. Design-Builder’s safety program shall comply with the requirements of governmental and quasi-governmental authorities having jurisdiction over the Work.

3.5.5 Damage or loss not insured under property insurance that arises from the performance of the Work, to the extent of the negligence attributed to such acts or omissions of Design-Builder, or anyone for whose acts Design-Builder may be liable, shall be promptly remedied by Design-Builder. Damage or loss attributable to the acts or omissions of Owner or Others and not to Design-Builder shall be promptly remedied by Owner.

3.5.6 If Owner deems any part of the Work or Worksite unsafe, Owner, without assuming responsibility for Design-Builder’s safety program, may require Design-Builder to stop performance of the Work or take corrective measures satisfactory to Owner, or both. If Design-Builder does not adopt corrective measures, Owner may perform them and reduce by the costs of the corrective measures the amount of the GMP, or in the absence of a GMP, the Cost of the Work as provided in ARTICLE 8. Design-Builder agrees to make no claim for damages, for an increase in the GMP, compensation for Design Phase services, Design-Builder’s Fee, or the Contract Milestones based on Design-Builder’s compliance with Owner’s reasonable request.

3.6 EMERGENCIES In any emergency affecting the safety of persons or property, Design-Builder shall act in a reasonable manner to prevent threatened damage, injury, or loss. Any change in the GMP, estimated Cost of the Work, Design-Builder’s Fee, the Contract Milestones, and if appropriate the compensation for Design Phase services, on account of emergency work shall be determined as provided for in ARTICLE 9.

3.7 HAZARDOUS MATERIALS

3.7.1 Design-Builder shall not be obligated to commence or continue a portion of the Work impacted by Hazardous Materials at the Worksite until such Hazardous Material has been removed, rendered, or determined to be harmless by Owner as certified by an independent testing laboratory and approved by the appropriate governmental agency..

3.7.2 If, after commencing the Work, Hazardous Material is discovered at the Project, Design-Builder shall be entitled to immediately stop Work in the affected area. Design-Builder shall promptly report the condition to Owner and, if required, the governmental agency with jurisdiction.

3.7.3 Design-Builder shall not resume nor be required to continue any Work affected by any Hazardous Material without written mutual agreement between the Parties after the Hazardous Material has been removed or rendered harmless and only after approval, if necessary, of the governmental agency with jurisdiction.

3.7.4 Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material encountered and whether it is a Hazardous Material requiring corrective measures or remedial action. Such measures shall be the sole responsibility of Owner, and shall be performed in a manner minimizing any adverse effect upon the Work.

3.7.5 If Design-Builder incurs additional costs or is delayed due to the presence or remediation of Hazardous Material discovered at the Worksite, Design-Builder shall be entitled to an equitable adjustment in the GMP, compensation for Design Phase services, Design-Builder’s Fee, or the Date of Substantial Completion or the Date of Final Completion.

3.7.6 To the extent permitted under §6.5 and to the extent not caused by the negligent or intentionally wrongful acts or omissions of Design-Builder, its Subcontractors, Suppliers, and Sub-subcontractors, and the agents, officers, directors, and employees of each of them, Owner shall defend, indemnify, and hold harmless Design-Builder, its Subcontractors, and Subsubcontractors, and the agents, officers, directors, and employees of each of them, from and against all claims, damages, losses, costs, and expenses, including but not limited to reasonable attorneys’ fees, costs, and expenses incurred in connection with any dispute resolution procedure, arising out of or relating to the performance of the Work in any area affected by Hazardous Material.

3.7.7 MATERIALS BROUGHT TO THE SITE

3.7.7.1 Safety Data Sheets (SDS) as required by Law and pertaining to materials or substances used or consumed in the performance of the Work, whether obtained by Design-Builder, Subcontractors, Owner, or Others, shall be maintained at the Project by Design-Builder and made available to Owner and Subcontractors.

3.7.7.2 Design-Builder shall be responsible for the proper handling, application, storage, removal, and disposal of all materials brought to the Worksite by Design-Builder. Upon the issuance of the Certificate of Substantial Completion of the Work, Owner shall be responsible for materials and substances brought to the Worksite by Design-Builder if such materials or substances are required by the Contract Documents.

3.7.7.3 To the extent caused by the negligent or intentionally wrongful acts or omissions of Design-Builder, its agents, officers, directors, and employees, Design-Builder shall indemnify and hold harmless Owner, its agents, officers, directors, and employees, from and against any and all claims, damages, losses, costs, and expenses, including but not limited to attorneys’ fees, costs, and expenses incurred in connection with any dispute resolution procedure, arising out of or relating to the delivery, handling, application, storage, removal, and disposal of materials and substances brought to the Worksite by Design-Builder.

3.7.8 Section 3.7 shall survive the completion of the Work or Agreement termination.

3.8 WARRANTY

3.8.1 Design-Builder warrants that all materials and equipment furnished under the Construction Phase of this Agreement will be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Warranties shall commence on the Date of Substantial Completion of the Work or of a designated portion.

3.8.2 To the extent products, equipment, systems, or materials incorporated in the Work are specified and purchased by Owner, they shall be covered exclusively by the warranty of the manufacturer. There are no warranties which extend beyond the description on the face of any such warranty. To the extent products, equipment, systems, or materials incorporated in the Work are specified by Owner but purchased by Design-Builder and are inconsistent with selection criteria that otherwise would have been followed by Design-Builder, Design-Builder shall assist Owner in pursuing warranty claims. ALL OTHER WARRANTIES EXPRESSED OR IMPLIED INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED.

3.8.3 Design-Builder shall secure required certificates of inspection, testing, or approval and deliver them to Owner.

3.8.4 Design-Builder shall collect all written warranties and equipment manuals and deliver them to Owner in a format directed by Owner.

3.8.5 With the assistance of Owner’s maintenance personnel, Design-Builder shall direct the checkout of utilities and start-up operations, and adjusting and balancing of systems and equipment for readiness.

3.9 CORRECTION OF WORK WITHIN ONE YEAR

3.9.1 Before Substantial Completion and within one year after the date of Substantial Completion of the Work or for such longer periods of time as may be set forth with respect to specific warranties required by the Contract Documents, if any Defective Work is found, Owner shall promptly notify Design-Builder in writing. Unless Owner provides written acceptance of the condition, Design-Builder shall promptly correct the Defective Work at its own cost and time and bear the expense of Additional Services required for correction of any Defective Work for which it is responsible. If within the one-year correction period Owner discovers and does not promptly notify Design-Builder or give Design-Builder an opportunity to test or correct Defective Work as reasonably requested by Design-Builder, Owner waives Design-Builder’s obligation to correct that Defective Work as well as Owner’s right to claim a breach of the warranty with respect to that Defective Work.

3.9.2 With respect to any portion of Work first performed after Substantial Completion, the one-year correction period shall commence when that portion of Work is complete. Correction periods shall not be extended by corrective work performed by Design-Builder.

3.9.3 If Design-Builder fails to correct Defective Work within a reasonable time after receipt of written notice from Owner before final payment, Owner may correct it in accordance with Owner’s right to carry out the Work. In such case, an appropriate Change Order shall be issued deducting the cost of correcting the Defective Work from payments then or thereafter due Design-Builder. If payments then or thereafter due Design-Builder are not sufficient to cover such amounts, Design-Builder shall pay the difference to Owner.

3.9.4 Design-Builder’s obligations and liability, if any, with respect to any Defective Work discovered after the one-year correction period shall be determined by the Law. If, after the one-year correction period but before the applicable limitation period has expired, Owner discovers any Work which Owner considers Defective Work, Owner shall, unless the Defective Work requires emergency correction, promptly notify Design-Builder and allow Design-Builder an opportunity to correct the Work if Design-Builder elects to do so. If Design-Builder elects to correct the Work, it shall provide written notice of such intent within fourteen (14) Days of its receipt of notice from Owner and shall complete the correction of Work within a mutually agreed timeframe. If Design-Builder does not elect to correct the Work, Owner may have the Work corrected by itself or others, and, if Owner intends to seek recovery of those costs from Design-Builder, Owner shall promptly provide Design-Builder with an accounting of actual correction costs.

3.9.5 If Design-Builder’s correction or removal of Defective Work causes damage to or destroys other completed or partially completed Work or existing buildings, Design-Builder shall be responsible for the cost of correcting the destroyed or damaged property.

3.9.6 The one-year period for correction of Defective Work does not constitute a limitation period with respect to the enforcement of Design-Builder’s other obligations under the Contract Documents.

3.9.7 Before final payment, at Owner’s option and with Design-Builder’s agreement, Owner may elect to accept Defective Work rather than require its removal and correction. In such case the Guaranteed Maximum Price shall be equitably adjusted for any diminution in the value of the Project caused by such Defective Work.

3.10 CONFIDENTIALITY Design-Builder shall treat as confidential and not disclose to third-persons, nor use for its own benefit (“Treat as Confidential”), any of Owner’s confidential information, know-how, discoveries, production methods, and the like disclosed to Design-Builder or which Design-Builder may acquire in performing the Work. To the extent necessary to perform the Work, Design-Builder’s confidentiality obligations do not apply to disclosures to Subcontractors, Subsubcontractors, and Suppliers. Owner shall Treat as Confidential information all of Design-Builder’s estimating systems and historical and parameter cost data disclosed to Owner in performing the Work. Except for information that Owner obtains through ownership of the copyright, Owner shall treat as confidential information all design systems that may be disclosed to Owner in connection with the performance of this Agreement. Each Party shall specify and mark confidential items as “Confidential.” Confidentiality obligations do not supersede compulsion by Law, a governmental agency or authority, an order of a court of competent jurisdiction, or a validly issued subpoena. In such event, a Party shall promptly notify the other Party to permit that Party’s legal objection.

3.11 Omitted.

3.12 DESIGN-BUILDER’S REPRESENTATIVE Design-Builder shall designate a person who shall be Design-Builder’s representative. Design-Builder’s Representative is Marty E. Gibbs, Senior Vice President & General Manager ([marty.gibbs@christmanco.com & 865-389-3109])

ARTICLE 4 OWNER’S RESPONSIBILITIES

4.1 INFORMATION AND SERVICES PROVIDED BY OWNER Owner’s responsibilities under this article shall be fulfilled with reasonable detail and in a timely manner.

4.2 FINANCIAL INFORMATION Before commencing the Work and thereafter, at the written request of Design-Builder, Owner shall provide Design-Builder evidence of Project financing. Evidence of such financing shall be a condition precedent to Design-Builder’s commencing or continuing the Work. Design-Builder shall be notified before any material change in Project financing.

4.3 WORKSITE INFORMATION To the extent Owner has possession of the following Owner Provided Information it has provided it to Design-Builder.

4.3.1 information describing the physical characteristics of the site, including surveys, Worksite evaluations, legal descriptions, data, or drawings depicting existing conditions, subsurface conditions, and environmental studies, reports, and investigations;

4.3.2 tests, inspections, and other reports dealing with environmental matters, Hazardous Material, and other existing conditions, including structural, mechanical, and chemical tests, required by the Contract Documents or by Law;

4.3.3 any other information or services requested in writing by Design-Builder which are required for Design-Builder’s performance of the Work and under Owner’s exclusive control.

The Owner Provided Information includes the September 29, 2021 C2RL Inc. Report.

4.4 MECHANICS AND CONSTRUCTION LIEN INFORMATION Within seven (7) Days after receiving Design-Builder’s written request, Owner shall provide Design-Builder with the information necessary to give notice of or enforce mechanics lien rights and, where applicable, stop notices. This information shall include Owner’s interest in the real property interests of the Worksite and the record legal title.

4.5 RESPONSIBILITIES DURING DESIGN PHASE

4.5.1 Owner shall review and timely provide written approvals required by this Agreement.

4.6 RESPONSIBILITIES DURING CONSTRUCTION PHASE

4.6.1 Owner shall review request for a Change Order, based on a Change and timely approve the same, if or as warranted.

4.6.2 If Owner becomes aware of any error, omission, or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, Owner shall give prompt written notice to Design-Builder. The failure of Owner to give such notice shall not relieve Design-Builder of its obligations to fulfill the requirements of the Contract Documents.

4.6.3 Owner shall have no contractual obligations to Subcontractors, suppliers, or the Design-Professional.

4.6.4 Owner shall provide insurance for the Project as provided in ARTICLE 11.

4.7 TAX EXEMPTION If in accordance with Owner’s direction Design-Builder claims an exemption for taxes, Owner shall indemnify and hold Design-Builder harmless for all liability, penalty, interest, fine, tax assessment, attorneys’ fees, or other expense or cost incurred by Design-Builder as a result of any action taken by Design-Builder in accordance with Owner’s direction.

4.8 ELECTRONIC DOCUMENTS If Owner requires that the Parties exchange documents and data in electronic or digital form, before any such exchange, Owner and Design-Builder shall agree on and follow ConsensusDocs 200.2 or a separate written protocol addendum governing all exchanges, which specifies: (a) the definition of documents and data to be accepted in electronic or digital form or to be transmitted electronically or digitally; (b) management and coordination responsibilities; (c) necessary equipment, software and services; (d) acceptable formats, transmission methods, and verification procedures; (e) methods for maintaining version control; (f) privacy and security requirements; and (g) storage and retrieval requirements. The Parties shall each bear their own costs for the requirements identified in the protocol. In the absence of a written protocol, use of documents and data in electronic or digital form shall be at the sole risk of the recipient.

4.9 OWNER’S REPRESENTATIVE Owner’s Representative is Luc Hardyn, Vice President, Operations (Email: LHardyn@smith-wesson.com and Phone: (413) 747-6253)—. Owner’s representative shall: (a) be fully acquainted with the Project; (b) agree to furnish the information and services required of Owner in a timely manner; and (c) have the authority to bind Owner in all matters requiring Owner’s approval, authorization, or written notice of any immaterial change; however written authorization from Owner will be required for any material change. If Owner changes its representative or the representative’s authority as listed above, Owner shall notify Design-Builder in writing in advance.

ARTICLE 5 SUBCONTRACTS

5.1 RETAINING SUBCONTRACTORS Design-Builder shall not retain any Subcontractor to whom Owner has a reasonable and timely objection, provided that Owner agrees to compensate Design-Builder for any additional costs incurred by Design-Builder as a result of such objection. Owner may propose subcontractors to be considered by Design-Builder. Design-Builder shall not be required to retain any subcontractor to whom Design-Builder has a reasonable objection.

5.2 MANAGEMENT OF SUBCONTRACTORS Design-Builder shall be responsible for the management of Subcontractors in the performance of their work.

5.3 CONTINGENT ASSIGNMENT OF SUBCONTRACT

5.3.1 If this Agreement is terminated, each subcontract agreement shall be assigned by Design- Builder to Owner, subject to the prior rights of any surety, provided that:

5.3.1.1 this Agreement is terminated by Owner pursuant to §0 or §12.4; and

5.3.1.2 Owner accepts such assignment, after termination by notifying in writing Design-Builder and Subcontractor or Design-Builder and Supplier, and assumes all rights and obligations of Design-Builder pursuant to each subcontract or supply agreement.

5.3.2 If Owner accepts such an assignment, and the Work has been suspended for more than thirty (30) consecutive Days, following termination, if appropriate, Subcontractor’s or Supplier’s compensation shall be equitably adjusted as a result of the suspension.

5.4 BINDING OF SUBCONTRACTORS AND SUPPLIERS Design-Builder agrees to bind every Subcontractor and Material Supplier (and require every Subcontractor to so bind its subcontractors and significant suppliers) to all the provisions of this Agreement and the Contract Document’s applicable provisions to that portion of the Work.

ARTICLE 6 TIME

6.1 DATE OF COMMENCEMENT The Date of Commencement is the Effective Date in ARTICLE 1. The Work shall proceed in general accordance with the approved Project Schedule which may be amended from time to time, subject, however, to other provisions of this Agreement.

6.2 SUBSTANTIAL/FINAL COMPLETION, subject to adjustments as provided for in the Contract Documents, the Date of Substantial Completion, the Date of Final Completion, and the other Contract Milestones listed below (collectively “Contract Milestones”) shall be completed by the following Guaranteed Completion Dates:

Contract Milestone	Guaranteed Completion Date	Daily Rate in (USD$) of Liquidated Damages
Equipment Ready/Early Turnover – Area 4 (Assembly). Equipment Ready/Early Turnover means when the Owner can deliver and set equipment and excludes energization of equipment.	January 25, 2023	$1,500.00
See Exhibit 1
Substantial Completion, excluding commissioning – Plant & Indoor Gun Range	June 13, 2023	$1,500.00
See Exhibit 1
Substantial Completion of the Work, excluding commissioning, landscaping	September 1, 2023	$1,500.00

6.2.1 The deadlines for the Contract Milestones are subject to adjustments as provided for in the Contract Documents.

6.2.2 Time is of the essence with regard to the obligations of the Contract Documents.

6.2.3 Unless instructed by Owner in writing, Design-Builder shall not knowingly commence the Work before the effective date of insurance required to be provided by Design-Builder.

6.2.4 Liquidated damages shall not be compounded across Milestone Dates and shall be assessed non-cumulatively.

6.3 DELAYS AND EXTENSIONS OF TIME

6.3.1 If Design-Builder is delayed at any time in the commencement or progress of the Work by any cause beyond the control of Design-Builder, Design-Builder shall be entitled to an equitable extension of the Guaranteed Completion Date for the Contract Milestones, including Substantial Completion of the Work, and/or Final Completion, as applicable. Examples of causes beyond the control of Design-Builder include, but are not limited to, the following to the extent one or a combination of the following are the cause of the applicable delay: (a) acts or omissions of Owner or Others that are not immediately cured upon Design-Builder’s written notice to Owner; (b) changes in the Work or the sequencing of the Work ordered by Owner, or arising from decisions of Owner that impact the time of performance of the Work if Contractor notifies Owner immediately and is otherwise entitled to a Change; (c) encountering Hazardous Materials unanticipated by Design-Builder, or concealed or unknown conditions; (d) delay authorized by Owner pending dispute resolution or suspension by Owner under §12.1;(e) transportation delays not reasonably preventable with diligence, given the known supply chain issues; (f) labor disputes not involving Design-Builder; (g) general labor disputes impacting the Project but not specifically related to the Worksite; (h) fire; (i) Terrorism; (j) epidemics, to the extent the impact is not reasonably preventable with diligence, given the knowledge of COVID 19; (k) adverse governmental actions; (l) adverse weather conditions that could not be reasonably anticipated; (m) unusual delay in deliveries of materials or equipment not caused by Design-Builder and not reasonably preventable with diligence, given current market conditions ; and (n) work force unavailability due to illness reasonably causing Design-Builder to restrict the progress of the Work. Design-Builder shall process any requests for equitable extensions of the Contract Milestones in accordance with the provisions of ARTICLE 9.

6.3.2 In addition, if Design-Builder incurs additional costs as a result of a delay that is caused by items (a) through (d) immediately above, Design-Builder shall be entitled to an equitable adjustment in the GMP subject to §6.5; otherwise an extension of time shall be Design-Builder’s sole and exclusive relief.

6.3.3 If delays to the Project are encountered for any reason, the Parties agree to take reasonable steps to mitigate the effect of such delays.

6.4 LIQUIDATED DAMAGES

6.4.1 The Parties agree that this Agreement ☒ shall provide for the imposition of liquidated damages based on the Guaranteed Completion Date of the respective Contract Milestone.

6.4.1.1 Design-Builder understands that if the Guaranteed Completion Date, as may be amended by subsequent Change Order, is not attained for each Contract Milestone, Owner will suffer damages which are difficult to determine and accurately specify. Design-Builder agrees that if the Guaranteed Completion Date for each Contract Milestone is not attained, Design-Builder shall pay Owner the amount set forth in Section 6.1 as liquidated damages and not as a penalty for each Day that completion extends beyond the respective Guaranteed Completion Date. The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, expenses, claims, penalties, and any other damages of whatsoever nature incurred by Owner which are occasioned by any delay in achieving any of the Contract Milestones.

6.5 LIMITED MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES Except for damages mutually agreed upon by the Parties as liquidated damages in §6.4, the Parties agree to waive all claims against each other for any consequential damages that may arise out of or relate to this Agreement, except for those specific items of damages excluded from this waiver as mutually agreed upon by the Parties and identified below. Owner agrees to waive damages including but not limited to Owner’s loss of use of the Project, any rental expenses incurred, loss of income, profit, or financing related to the Project, as well as the loss of business, loss of financing, principal office overhead and expenses, loss of profits not related to this Project, loss of reputation, or insolvency. Design-Builder agrees to waive damages including but not limited to loss of business, loss of financing, loss of profits not related to this Project, loss of bonding capacity, loss of reputation, or insolvency. The provisions of this section shall also apply to the termination of this Agreement and shall survive such termination. The following items of damages are excluded from this mutual waiver: N/A

6.5.1 The Parties shall require similar waivers in contracts with Subcontractors and Others retained for the Project.

6.6 Substantial Completion Process

6.6.1 When the Design-Builder considers that the Work, a portion thereof which the Owner agrees, in writing, to accept separately, or a Contract Milestone, is substantially complete, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Design-Builder to complete all Work in accordance with the Contract Documents.

6.6.2 Upon receipt of the Design-Builder’s list, the Owner will make an inspection to determine whether the Work or designated portion thereof is Substantially Complete. If the Owner’s inspection discloses any item, whether or not included on the Design-Builder’s list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Design-Builder shall complete or correct such item upon notification by the Owner. In such case, the Design-Builder shall then submit a request for another inspection by the Owner to determine Substantial Completion.

6.6.3 When the Work or designated portion thereof is substantially complete, the Owner will prepare a Certificate of Substantial Completion for each Contract Milestone that shall establish the date of Substantial Completion; establish responsibilities of the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance; and fix the time within which the Design-Builder shall finish all items on the list accompanying the Certificate.

6.6.4 The Certificate of Substantial Completion shall be submitted to Design-Builder for their written acceptance of responsibilities assigned to them in the Certificate. Upon such acceptance, and consent of surety if any, the Owner shall make payment associated with the respective Contract Milestone, if any, in Design-Builder’s subsequent application for payment. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Contract Documents.

ARTICLE 7 PAYMENT

7.1 DESIGN PHASE PAYMENTS

7.1.1 To the extent required by Laws, the cost of services performed directly by Design-Professional is computed separately and is independent from Design-Builder’s compensation for work or services performed directly by Design-Builder; these costs shall be shown as separate items on applications for payment and incorporated into the Schedule of Values. If any Design-Professional is retained by Design-Builder, the payments to Design-Professional shall be as detailed in a separate agreement between Design-Builder and Design-Professional.

7.1.2 Owner shall pay Design-Builder for services performed during the Design Phase, as set forth in Exhibit H to Exhibit 1

7.1.3 Compensation for Design Phase services, as part of the Work, shall include Design-Builder’s Fee, paid in proportion to the services performed, subject to adjustment

7.1.4 Compensation for Design Phase services, shall be billed in the same manner as Construction Phase payments pursuant to ARTICLE 10.

7.2 PAYMENT TO DESIGN-BUILDER

7.2.1 Owner shall pay Design-Builder for Work performed following the commencement of the Construction Phase on the following basis:

7.2.1.1 the Cost of the Work as allowed in ARTICLE 8;

7.2.1.2 Design-Builder’s Fee paid in proportion to the services performed subject to adjustment; and

7.2.1.3 Any shared savings due to Design-Builder pursuant to Section 7.5.

7.2.2 The compensation to be paid by Owner shall be limited to the GMP, which may be adjusted under ARTICLE 9.

7.2.3 However, payment for Construction Phase services shall be computed utilizing the Schedule of Values fully allocating the GMP based on the actual progress of the Work, followed by a reconciliation of the actual Cost of the Work and associated fee, which is due from Design-Builder prior to its Final Application for Payment as further set forth in ARTICLE 10.

7.2.3.1 Schedule of Values. The schedule of values attached hereto as Exhibit H to Exhibit 1 (“Schedule of Values” or “SOV”), allocates the entire Guaranteed Maximum Price to the various portions of the Work and includes a $[***] line item (line item 60) for Design-Builder’s projected Fee, a $[***] of which shall not be due until Design-Builder achieves Final Completion. Design-Builder represents that the Schedule of Values allocates the GMP in a manner that can be reasonably supported by the data for expected expenses of the line items included therein. This SOV, shall be used as a basis for reviewing the Design-Builder’s Applications for Payment. Any changes to the SOV shall be submitted to the Owner and supported by such data to substantiate its accuracy as the Owner may require, and must be approved by the Owner in writing before it can be used as a basis for reviewing the Design-Builder’s subsequent Applications for Payment.

7.3 DESIGN-BUILDER’S FEE Design-Builder’s Fee shall be as follows, subject to adjustment as provided in §7.4: [***]% of the Cost of the Work as calculated in Exhibit 1, based on the actual Costs of the Work, excluding Design-Builder’s Contingency

7.4 ADJUSTMENT IN DESIGN-BUILDER’S FEE Adjustment in Design-Builder’s Fee shall be made as follows:

7.4.1 for changes in the Work as provided in ARTICLE 9, Design-Builder’s Fee shall be adjusted as follows: [***]% of the Cost of the Work

7.4.2 if Design Builder is placed in charge of managing the replacement of an insured or uninsured loss, Design Builder shall be paid an additional fee in the same proportion that Design Builder’s Fee bears to the estimated Cost of the Work for the replacement.

7.5 SHARED SAVINGS If at Final Completion, Cost of the Work plus Design-Builder’s Fee is less than (the GMP reduced by $[***] for Design-Builder’s Contingency built into the GMP), the difference shall be shared as follows: The savings, if any, shall accrue seventy-five percent (75%) to Owner and twenty-five percent (25%) to Design-Builder. The shared savings shall be calculated and paid as part of final payment. Design-Builder shall not be entitled to any portion of the shared savings if either Party terminates this Agreement except for a termination for convenience pursuant to §12.4 or Design-Builder’s termination pursuant to §12.5.

ARTICLE 8 COST OF THE WORK

Owner agrees to pay Design-Builder for the Cost of the Work as defined in this article. This payment shall be in addition to Design-Builder’s Fee stipulated in §7.3.

8.1 COST ITEMS FOR DESIGN PHASE SERVICES

8.1.1 Compensation for Design Phase services as provided in §7.1.

8.2 COST ITEMS FOR CONSTRUCTION PHASE SERVICES

8.2.1 Labor Wages directly employed by Design-Builder performing the Work;

8.2.2 Salaries of Design-Builder’s employees when stationed at the field office to the extent necessary to complete the applicable Work, employees engaged on the road expediting the production or transportation of material and equipment, and supervisory employees from the principal or branch office as mutually agreed by the Parties in writing;

8.2.3 Cost of employee benefits and taxes including but not limited to workers’ compensation, unemployment compensation, social security, health, welfare, retirement, and other fringe benefits as required by law, labor agreements, or paid under Design-Builder’s standard personnel policy, insofar as such costs are paid to employees of Design-Builder who are included in the Cost of the Work under §8.2.1 and §8.2.2;

8.2.4 Reasonable transportation, travel, hotel, and moving expenses of Design-Builder’s personnel incurred in connection with the Work; fixed hourly rates for the Design-Builder’s employees shall be established and included with the GMP Amendment, as mutually agreed upon by the Owner and the Design-Builder. These rates shall include all salaries, employee benefits and taxes, fringe benefits, cell phone allowance, cost of company vehicle (or automobile allowance, as applicable), and the cost of fuel reimbursement for each employee’s travel expense.

8.2.5 Cost of all materials, supplies, and equipment incorporated in the Work, including costs of inspection and testing if not provided by Owner, transportation, storage, and handling;

8.2.6 Payments made by Design-Builder to Subcontractors for performed Work;

8.2.7 Fees and expenses for design services procured or furnished by Design-Builder except as provided by the Design-Professional and compensated in §7.1;

8.2.8 Cost, including transportation and maintenance of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workers that are used or consumed in the performance of the Work, less salvage value or residual value; and cost less salvage value on such items used, but not consumed, that remain the property of Design-Builder;

8.2.9 Rental charges of all necessary machinery and equipment, exclusive of hand tools owned by workers, used at the Worksite, whether rented from Design-Builder or others, including installation, repair, and replacement, dismantling, removal, maintenance, transportation, and delivery costs. Rental from unrelated third parties shall be reimbursed at actual cost. Rentals from Design-Builder or its affiliates, subsidiaries, or related parties shall be reimbursed at the prevailing rates in the locality of the Worksite up to eighty-five percent (85%) of the value of the piece of equipment.

8.2.10 Cost of the premiums for all insurance and surety bonds which Design-Builder is required to procure or deems necessary, and approved by Owner, including any additional premium incurred as a result of any increase in the GMP. The Design-Builder’s fixed rate for commercial general liability insurance shall be 0.75% of the Cost of the Work.

8.2.11 Sales, use, gross receipts, or other taxes, tariffs, or duties related to the Work for which Design-Builder is liable.

8.2.12 Permits, fees, licenses, tests, and royalties.

8.2.13 Losses, expenses, or damages to the extent not compensated by insurance or otherwise, and the cost of corrective work or redesign during the Construction Phase and for a one-year period following the Date of Substantial Completion, provided that such corrective work or redesign did not arise from Design-Builder’s negligence.

8.2.14 All costs associated with establishing, equipping, operating, maintaining, and demobilizing the field office.

8.2.15 All water, power, and fuel costs necessary for the Work.

8.2.16 Cost of removal of all non-hazardous substances, debris, and waste materials.

8.2.17 All costs directly incurred in the performance of the Work or in connection with the Project, and not included in Design-Builder’s Fee as set forth in ARTICLE 7, which are reasonably inferable from the Contract Documents.

8.3 DISCOUNTS All discounts for prompt payment shall accrue to Owner to the extent such payments are made directly by Owner. To the extent payments are made with funds of Design-Builder, all cash discounts shall accrue to Design-Builder. All trade discounts, rebates, and refunds, and all returns from sale of surplus materials and equipment, shall be credited to the Cost of the Work.

ARTICLE 9 CHANGES IN THE WORK

Changes in the Work which are within the general scope of this Agreement may be accomplished, without invalidating this Agreement, by Change Order, Interim Directive, or a minor change in the work, subject to the limitations stated in the Contract Documents.

9.1 CHANGE ORDER

9.1.1 Design-Builder may request or Owner, without invalidating this Agreement, may order changes in the Work within the general scope of the Contract Documents consisting of additions, deletions, or other revisions to the GMP or the estimated cost of the work, compensation for Design Phase services, Design-Builder’s Fee, or the Guaranteed Completion Date for the Contract Milestones being adjusted accordingly (“Changes”). All such Changes i shall be authorized by applicable Change Order, and processed in accordance with this article.

9.1.2 Each adjustment in the GMP or estimated Cost of the Work resulting from a Change Order shall clearly separate the amount attributable to compensation for Design Phase services, other Cost of the Work, and Design-Builder’s Fee, with Design-Builder’s Fee not to exceed [***] percent ([***]%).

9.1.3 The Parties shall negotiate an appropriate adjustment to the GMP or the estimated Cost of the Work, compensation for Design Phase services, Design-Builder’s Fee, or the Contract Milestones in good faith and conclude negotiations as expeditiously as possible. Acceptance of the Change Order and any adjustment in the GMP, the estimated Cost of the Work, compensation for Design Phase services, Design-Builder’s Fee, or the Contract Milestones shall not be unreasonably withheld.

9.1.4 NO OBLIGATION TO PERFORM Design-Builder shall not be obligated to perform changes in the Work until a Change Order has been executed or Interim Directive has been issued.

9.2 INTERIM DIRECTIVE

9.2.1 Owner may issue an Interim Directive directing a change in the Work before agreeing on an adjustment, if any, in the GMP, estimated Cost of the Work, Design-Builder’s Fee, the Contract Milestones, and if appropriate, the compensation for Design Phase services or directing Design-Builder to perform Work that Owner believes is not a change. If the Parties disagree that the Interim Directed work is within the scope of the Work, Design-Builder shall perform the disputed Work and furnish Owner with an estimate of the costs to perform the disputed work in accordance with Owner’s interpretations.

9.2.2 The Parties shall negotiate expeditiously and in good faith for appropriate adjustments, as applicable, to the GMP, estimated Cost of the Work, Design-Builder’s Fee, the Contract Milestones, and if appropriate the compensation for Design Phase services, arising out of the Interim Directive. As the changed Work is performed, Design-Builder shall submit its costs for such Work with its application for payment beginning with the next application for payment within thirty (30) Days of the issuance of the Interim Directive. If there is a dispute as to the cost to Owner, Owner shall pay Design-Builder fifty percent (50%) of its actual (incurred or committed) cost to perform such Work. In such event, the Parties reserve their rights as to the disputed amount, subject to the requirements of ARTICLE 12. Owner’s payment does not prejudice its right to be reimbursed should it be determined that the disputed work was within the scope of the Work. Design-Builder’s receipt of payment for the disputed work does not prejudice its right to receive full payment for the disputed work should it be determined that the disputed work is not within the scope of the Work. Undisputed amounts may be included in applications for payment and shall be paid by Owner in accordance with this Agreement.

9.2.3 When the Parties agree upon the adjustments in the GMP, estimated Cost of the Work, Design-Builder’s Fee, the Contract Milestones, and if appropriate the compensation for Design Phase services, for a change in the Work directed by an Interim Directives, such agreement shall be the subject of an appropriate Change Order. The Change Order shall include all outstanding Interim Directives on which Owner and Construction Manager have reached agreement on the GMP or the Contract Milestones issued since the last Change Order.

9.3 MINOR CHANGES IN THE WORK

9.3.1 Design-Builder may make minor changes in the design and construction of the Project consistent with the intent of the Contract Documents which do not involve an adjustment in the GMP, estimated Cost of the Work, Design-Builder’s Fee, the Contract Milestones, and do not materially and adversely affect the design of the Project, the quality of any of the materials or equipment specified in the Contract Documents, the performance of any materials, equipment, or systems specified in the Contract Documents, or the quality of workmanship required by the Contract Documents.

9.3.2 Design-Builder shall promptly inform Owner in writing of any such changes and shall record such changes on the Design-Build Documents maintained by Design-Builder.

9.4 CONCEALED OR UNKNOWN SITE CONDITIONS Design Builder is entitled to an adjustment in the GMP or the dates of Substantial and Final Completion to the extent it is entitled to such relief under the terms of the LOI; otherwise, as stated in Section 3.2.2 site conditions will not be the basis for Design-Builder to assert a Change. .

9.5 DETERMINATION OF COST

9.5.1 An increase or decrease in the GMP or estimated Cost of the Work resulting from a change in the Work shall be determined by one or more of the following methods:

9.5.1.1 unit prices set forth in this Agreement or as subsequently agreed;

9.5.1.2 a mutually accepted, itemized lump sum;

9.5.1.3 costs determined as defined in §7.2 and ARTICLE 8 and a mutually acceptable Design-Builder’s Fee as determined in §7.4.1; or

9.5.2 If an increase or decrease in GMP or Contract Milestones cannot be agreed to as set forth in §9.5.1 above, and Owner issues an Interim Directive, the cost of the change in the Work shall be determined by the Cost of the Work expense incurred and savings as defined in ARTICLE 8 realized in the performance of the Work resulting from the change. If there is a net increase in the GMP, Design-Builder’s Fee shall be adjusted as set forth in §7.4.1. In case of a net decrease in the GMP, Design-Builder’s Fee shall not be adjusted unless ten percent (10%) or more of the Project is deleted. Design-Builder shall maintain a documented, itemized accounting evidencing the Cost of Work expenses and savings.

9.5.3 If unit prices are indicated in the Contract Documents or are subsequently agreed to by the Parties, but the character or quantity of such unit items as originally contemplated is so different in a proposed Change Order that the original unit prices will cause substantial inequity to Owner or Design-Builder, such unit prices shall be equitably adjusted.

9.5.4 If Owner and Design-Builder disagree as to whether work required by Owner is within the scope of the Work, Design-Builder shall furnish Owner with an estimate of the costs to perform the disputed work in accordance with Owner’s interpretations. If Owner issues a written order for Design-Builder to proceed, Design-Builder shall perform the disputed work and Owner shall pay Design-Builder fifty percent (50%) of its actual, direct cost to perform the work. In such event, both Parties reserve their rights as to whether the work was within the scope of the Work. Owner’s payment does not prejudice its right to be reimbursed should it be determined that the disputed work was within the scope of Work. Design-Builder’s receipt of payment for the disputed work does not prejudice its right to receive full payment for the disputed work should it be determined that the disputed work is not within the scope of the Work.

9.6 CLAIMS FOR ADDITIONAL COST OR TIME For any claim for an increase in the GMP, estimated Cost of the Work, Design-Builder’s Fee, and the Contract Milestones, and if appropriate the compensation for Design Phase services, Design-Builder shall give Owner written notice of the claim within fourteen (14) Days after the occurrence giving rise to the claim or fourteen (14) Days after Design-Builder first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Claims for design and estimating costs incurred in connection with possible changes requested by Owner, but which do not proceed, shall be made within twenty-one (21) Days after the decision is made not to proceed. Thereafter, Design-Builder shall submit written documentation of its claim, including appropriate supporting documentation, within twenty-one (21) Days after giving notice, unless the Parties mutually agree upon a longer period of time. Owner shall respond in writing denying or approving Design-Builder’s claim no later than fourteen (14) Days after receipt of Design-Builder’s documentation of claim. Owner’s failure to so respond shall be deemed a denial of Design-Builder’s claim. Any change in the GMP, estimated Cost of the Work, Design-Builder’s Fee, the Contact Milestones, and if appropriate the compensation for Design Phase services, resulting from such claim shall be authorized by Change Order.

9.7 CHANGES NOTICE Owner may direct Design-Builder to perform incidental changes in the Work upon concurrence with Design-Builder that such changes do not involve adjustments in the Cost of the Work or Contract Milestones. Incidental changes shall be consistent with the scope and intent of the Contract Documents. Owner shall initiate an incidental change in the Work by issuing an Interim Directive

9.8 NO WAIVER No action, conduct, omission, prior failure, or course of dealing by the Owner shall act to waive, modify, change or alter the requirement that Change Orders and Construction Change Directives must be in writing and signed as provided herein. Change Orders and Construction Directives are (a) the exclusive methods for effecting any change in the Work, except minor changes as set forth in paragraph 7.4, and (b) except as otherwise expressly provided in the Contract Documents, the exclusive methods for effecting any change in the Guaranteed Maximum Price or Contract Milestones. The Design-Builder understands and agrees that changes in the Work cannot be authorized and, except as expressly provided to the contrary in the Contract Documents, the Guaranteed Maximum Price or Contract Milestones cannot be changed by, implication, oral agreements, actions, inactions, course of conduct, or constructive change order. Any work performed by the Design-Builder and not included in the Contract Documents as provided herein shall be undertaken by the Design-Builder at its own risk and own expense and the Owner shall not be obligated to reimburse or pay the Design-Builder for same. Likewise, Design-Builder shall have no obligation to proceed with any change in the Work unless Design-Builder has received a signed Change Order or Construction Directive as provided herein.

9.9 EXCLUSIVE RELIEF Design-Builder’s only relief for a change shall be through the submission of a change order requests in accordance with Section 9.6. Design-Builder shall include and set forth within each change order request, or in a supplement as soon thereafter as practical, a clear and precise description of the changes, the breakdowns of labor and materials for all trades impacted or involved by the changes, the estimated impact on the Construction Schedule, and Design-Builder’s efforts to mitigate the impact with the request. To the extent Design-Builder does not timely submit such a change order request in compliance with this provision and Article 7 generally, it is waiving its right to recover any adjustment to the Guaranteed Maximum Price and any adjustment to the Contract Milestones.

9.10 EXECUTION OF CHANGE ORDERS In signing a Change Order, the Owner and Design-Builder acknowledge and agree that (1) the stipulated compensation (adjustment to the Guaranteed Maximum Price or Contract Milestones, or both) set forth in the Change Order includes payment for: (a) the Cost of the Work in any way impacted by the Change Order, (b) Design-Builder’s fee for overhead and profit, (c) interruption of Project or Construction Schedules, (d) delay and impact, including cumulative impact, on other Work under the Contract Documents, and (e) extended home office and jobsite overhead, (2) the Change Order constitutes full mutual accord and satisfaction for the change to the Work, (3) Except where expressly stated on the Change Order, Design-Builder is not reserving any rights to pursue subsequent claims related in any way to the Change Order, and (4) No subsequent claim will arise out of or as a result of the signed Change Order, excepting claims arising from Owner’s failure to comply with its obligations under the Contract Documents.

ARTICLE 10 PAYMENT FOR CONSTRUCTION PHASE SERVICES

10.1 PROGRESS PAYMENTS

10.1.1 On the 10th Day of each month, Design-Builder shall submit to the Owner an itemized Application for Payment prepared in accordance with the Schedule of Values based on the actual progress of the completed portions of the Work during the prior month. Design-Builder shall utilize the G702/703 or similar form. The application shall be notarized, if required, and supported by all data substantiating the Design-Builder’s right to payment that the Owner requires, such as copies of requisitions, and releases and waivers of liens from Subcontractors and suppliers. At minimum, as a condition precedent to payment, Design-Builder shall include (1) a Conditional Interim Waiver in the form attached as Exhibit 3-1 with respect to the current application and an Unconditional Interim Waiver in the form attached as Exhibit 3-2 with respect to the previously application for payment from (i) Design-Builder and (ii) any sub-tier entity performing work in excess of $25,000.00 on the Project (2) a certified list of all sub-tier entities performing work in excess of $25,000.00, the total current amount of the underlying under which they are performing, the amount previously paid, and the amount currently due to each.

10.1.1.1 Applications for Payment shall not include requests for payment for portions of the Work for which the Design-Builder does not intend to pay a Subcontractor or supplier, unless such Work has been performed by others whom the Design-Builder intends to pay.

10.1.1.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design-Builder with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage, and transportation to the site, for such materials and equipment stored off the site.

10.1.1.3 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Design-Builder on account of that portion of the Work and for which the Design-Builder has made payment or intends to make payment prior to the next Application for Payment, by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

10.1.2 Within thirty (30) Days after receipt of each monthly application for payment, Owner shall give written notice to Design-Builder of Owner’s acceptance or rejection, in whole or in part, of such application for payment. Within thirty (30) Days after accepting such application, Owner shall pay directly to Design-Builder the appropriate amount for which application for payment is made, less amounts previously paid by Owner. If such application is rejected in whole or in part, Owner shall indicate the reasons for its rejection. If Owner and Design-Builder cannot agree on a revised amount then, within thirty (30) Days after its initial rejection in part of such application, Owner shall pay directly to Design-Builder the appropriate amount for those items not rejected by Owner for which application for payment is made, less amounts previously paid by Owner. Those items rejected by Owner shall be due and payable when the reasons for the rejection have been removed.

10.1.3 If for any reason not the fault of Design-Builder, Design-Builder does not receive a progress payment from Owner within thirty (30) Days after the time such undisputed payment is due, then Design-Builder, upon giving thirty (30) Days’ written notice to Owner, and without prejudice to and in addition to any other legal remedies, may stop Work until payment of the full undisputed amount owing to Design-Builder has been received, including interest for late payment. If Design-Builder incurs costs or is delayed resulting from shutdown, delay, and start-up, Design-Builder may seek an equitable adjustment in compensation, time, or both, under ARTICLE 9.

10.1.4 Payments due but unpaid pursuant to §10.1.2 may bear interest from the date payment is due at the prime rate prevailing at the place of the Project.

10.1.5 Design-Builder warrants and guarantees that title to all Work, materials, and equipment covered by an application for payment, whether incorporated in the Project or not, will pass to Owner upon receipt of such payment by Design-Builder, free and clear of all liens, claims, security interests, or encumbrances, hereinafter referred to as liens.

10.1.6 Owner’s progress payment, occupancy, or use of the Project, whether in whole or in part, shall not be deemed an acceptance of any Work not conforming to the requirements of the Contract Documents.

10.1.7 Upon Substantial Completion of the Work, Owner shall pay Design-Builder the unpaid balance of the Cost of the Work, compensation for Design Phase services, and Design-Builder’s Fee, less one hundred and fifty percent (150%) of the cost of completing any unfinished items as agreed to between Owner and Design-Builder as to extent and time for completion. Owner thereafter shall pay Design-Builder monthly the amount retained for unfinished items as each item is completed.

10.1.8 STORED MATERIALS AND EQUIPMENT Unless otherwise provided in the Contract Documents, applications for payment may include materials and equipment not yet incorporated into the Work but delivered to and suitably stored onsite or offsite, including applicable insurance, storage, and costs incurred transporting the materials to an offsite storage facility. Approval of payment applications for stored materials and equipment stored offsite shall be conditioned on submission by Design-Builder of bills of sale and proof of required insurance, or such other procedures satisfactory to Owner to establish the proper valuation of the stored materials and equipment, Owner’s title to such materials and equipment, and to otherwise protect Owner’s interests therein, including transportation to the worksite.

10.1.9 RETAINAGE Owner and Design-builder have agreed to five percent (5%) retainage and to deposit the retainage in an interest-bearing escrow account in compliance with T.C.A. § 66-34-101. et. seq. Owner and Contractor have entered into the Retainage Escrow Agreement with Regions Bank to hold the retainage in compliance with T.C.A. § 66-34-101. et. seq. There shall be no retention on Design-Builder’s fee and Design-Builder’s staffing/general conditions.

10.2 ADJUSTMENT OF DESIGN-BUILDER’S APPLICATION FOR PAYMENT Owner may adjust or reject an application for payment or nullify a previously approved Design-Builder application for payment, in whole or in part, as may reasonably be necessary to protect Owner from loss or damage based upon the following, to the extent that Design-Builder is responsible under this Agreement:

10.2.1 Design-Builder’s repeated failure to perform the Work as required by the Contract Documents;

10.2.2 except as accepted by the insurer providing Builder’s Risk or other property insurance covering the project, loss or damage arising out of or relating to this Agreement and caused by Design-Builder to Owner or others to whom Owner may be liable;

10.2.3 Design-Builder’s failure to properly pay either Design-Professional, Subcontractors, or Suppliers for labor, materials, equipment, or supplies furnished in connection with the Work, provided that Owner is making payments to Design-Builder in accordance with this Agreement;

10.2.4 Rejected or Defective Work not corrected in a timely fashion;

10.2.5 reasonable evidence of delay in performance of the Work such that the Work will not be completed by the Contract Milestones, and that the unpaid balance of the GMP is not sufficient to offset any direct damages that may be sustained by Owner as a result of the anticipated delay caused by Design-Builder;

10.2.6 reasonable evidence demonstrating that the unpaid balance of the GMP is insufficient to fund the cost to complete the Work; and

10.2.7 uninsured third-party claims involving Design-Builder or reasonable evidence demonstrating that third-party claims are likely to be filed unless and until Design-Builder furnishes Owner with adequate security in the form of a surety bond, letter of credit, or other collateral or commitment sufficient to discharge such claims if established. In the case of a lien, Design-Builder shall furnish Owner with a recorded lien release bond, completely releasing the property, with the exception of liens filed due Owner’s failure to pay in accordance with the Agreement.

10.2.8 If Owner intends to disapprove, withhold, or otherwise nullify all or part of a payment otherwise due, Owner shall give written notice to Design-Builder, before such payment is due, stating its specific reasons for such disapproval or nullification, and the remedial actions to be taken by Design-Builder in order to receive payment. When the above reasons for disapproving or nullifying an application for payment are removed, payment will be promptly made for the amount previously withheld.

10.3 OWNER OCCUPANCY OR USE OF COMPLETED OR PARTIALLY COMPLETED WORK Owner may use completed or partially completed portions of the Work when (a) the portion of the Work is designated in a Certificate of Substantial Completion (or earlier with Contractor’s permission, which shall be reasonably provided), (b) appropriate insurer(s) or sureties consent to the occupancy or use, and (c) appropriate public authorities authorize the occupancy or use. The Parties shall agree whether such partial occupancy or use shall constitute Substantial Completion of that portion of the Work, as according to the Owner and Design-Builder’s mutually agreed terms. Design-Builder shall not unreasonably withhold consent to partial occupancy or use. Owner shall not unreasonably refuse to accept partial occupancy or use, provided such partial occupancy or use is of value to Owner.

10.4 FINAL PAYMENT

10.4.1 Final Payment, consisting of the unpaid balance of the Cost of the Work, compensation for Design Phase services, and Design-Builder’s Fee, shall be due and payable when the work is fully completed, all punch list work has been completed, and Design-Builder has otherwise achieved Final Completion and all conditions of this Section 10.4 have been satisfied by Design-Builder. Before issuance of final payment, Owner may request satisfactory evidence that all payrolls, material bills, and other indebtedness connected with the Work have been paid or otherwise satisfied.

10.4.2 Design-Builder’s Cost Reconciliation

10.4.2.1 Prior to submitting an application for Final Payment, Design-Builder shall submit to Owner a final accounting, including an itemized list of the actual Cost of the Work, along with supporting documentation.

Within 15 days of the Owner’s receipt of the Design-Builder’s final accounting for the Cost of the Work, the Owner shall conduct an audit of the Cost of the Work or notify the Design-Builder that it will not conduct an audit. Owner’s audit shall be conducted and completed within 45 days of Design-Builder’s final accounting for the Cost of the Work.

10.4.2.2 If the Owner conducts an audit of the Cost of the Work, the Owner shall, within 10 days after completion of the audit, submit a written report based upon the auditors’ findings to the Design-Builder. If the auditors’ report concludes that the Cost of the Work, as substantiated by the Design-Builder’s final accounting, is less than claimed by the Design-Builder, the Design-Builder shall be entitled to request mediation of the disputed amount with the auditor. Failure to request mediation within 10-days shall result in the substantiated amount reported by the auditor becoming binding on the Design-Builder as the final Cost of the Work.

10.4.2.3 The final amount determined by the auditor, subject to Design-Builder’s right to commence arbitration, shall be the final Cost of the Work, and the basis for the calculation of any savings due to Design-Builder pursuant to Section 7.5.

10.4.3 Design-Builder’s Application for Final Payment

10.4.3.1 Design-Builder shall submit to the Owner a final Application for Payment prepared in accordance with the Schedule of Values, and based on the final Cost of the Work as agreed, or otherwise determined by the auditor. The application shall be notarized, if required, and supported by all data substantiating the Design-Builder’s right to payment that the Owner requires, such as copies of requisitions, and releases and waivers of liens from

Subcontractors and suppliers. At minimum, as a condition precedent to payment, Design-Builder shall include (1) a Conditional Final Waiver in the form attached as Exhibit 3-3 with respect to the current application from (i) Design-Builder and (ii) any sub-tier entity performing work in excess of $25,000.00 on the Project (2) a certified list of all sub-tier entities performing work in excess of $25,000.00, the total current amount of the underlying under which they are performing, the amount previously paid, and the final amount due to each. In addition, in exchange for the Final Payment, Design-Builder shall provide an Unconditional Final Waiver in the form attached as Exhibit 3-4 from (i) Design-Builder and (ii) any sub-tier entity performing work in excess of $25,000.00 on the Project.

10.4.4 Withholding, Setoff, and Conditions Precedent to Final Payment

10.4.4.1 If Owner disputes, Design-Builder’s final application or any portion thereof, or otherwise asserts that it is entitled to a setoff or other payment from Design-Builder Owner shall provide written notification to Design-Builder within fifteen (15) Days following Design-Builder’s application for final payment or the event or circumstance giving rise to Owner’s claim for setoff or other payment from Design-Builder, whichever date is earlier, for issues not previously addressed; otherwise, Owner shall make final payment, subject to Design-Builder’s delivery to Owner of the following: (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered have, or will be been paid in exchange for final payment, or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect, (3) a written statement that the Design-Builder knows of no reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) the delivery of as-built drawings (5) documentation of any special warranties, such as manufacturers’ warranties or specific Subcontractor warranties, and (6) a notice of completion in conformance with TCA 66-11-143 recorded more than 10 days, prior to the issuance of final payment.

10.4.5 In making final payment Owner waives all claims except for:

10.4.5.1 outstanding liens;

10.4.5.2 improper workmanship or defective materials appearing within one year after the Date of Substantial Completion;

10.4.5.3 work not in conformance with the Contract Documents; and

10.4.5.4 terms of any special warranties required by the Contract Documents.

10.4.6 In accepting final payment, Design-Builder waives all claims except those previously made in writing and which have been submitted to mediation or arbitration in accordance with Article 13 and which remain unsettled.

ARTICLE 11 INDEMNITY, INSURANCE, AND BONDS

11.1 INDEMNITY

11.1.1 To the fullest extent permitted by law, Design-Builder shall indemnify and hold harmless Owner, Owner’s officers, directors, members, and employees (the Indemnitees) from all claims for bodily injury and property damage other than to the Work itself and other property required to be insured, including reasonable attorneys’ fees, costs and expenses, that may arise from the performance of the Work, but only to the extent caused by the negligent or intentionally wrongful acts or omissions of Design-Builder, Subcontractors, or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. Design-Builder shall not be required to indemnify or hold harmless the Indemnitees for any negligent or intentionally wrongful acts or omissions of the Indemnitees. Design-Builder shall be entitled to reimbursement of any defense costs paid above Design-Builder’s percentage of liability for the underlying claim to the extent provided for by the subsection below.

11.1.2 To the fullest extent permitted by law, Owner shall indemnify and hold harmless Design-Builder, its officers, directors or members, Subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable from all claims for bodily injury and property damage, other than property insured, including reasonable attorneys’ fees, costs, and expenses, that may arise from the performance of work by Owner or Others, but only to the extent caused by the negligent or intentionally wrongful acts or omissions of Owner or Others. Owner shall be entitled to reimbursement of any defense costs paid above Owner’s percentage of liability for the underlying claim to the extent provided for by the subsection above.

11.1.3 NO LIMITATION ON LIABILITY In any and all claims against the Indemnitees by any employee of Design-Builder, anyone directly or indirectly employed by Design-Builder or anyone for whose acts Design-Builder may be liable, the indemnification obligation shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Design-Builder under workers’ compensation acts, disability benefit acts, or other employee benefit acts.

11.2 DESIGN-BUILDER’S LIABILITY INSURANCE

11.2.1 Before commencing the Work and as a condition precedent to payment, Design-Builder shall procure and maintain in force Workers’ Compensation Insurance, Employers’ Liability Insurance, Business Automobile Liability Insurance, and Commercial General Liability Insurance (CGL). The CGL policy shall include coverage for liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, contractual liability, and broad form property damage. Design-Builder shall maintain completed operations liability insurance for one year after Substantial Completion, or as required by the Contract Documents, whichever is longer. Design-Builder’s Employers’ Liability, Business Automobile Liability, and CGL policies shall be written with at least the following limits of liability:

11.2.1.1 Employers’ Liability Insurance

(a) $1,000,000 bodily injury by accident per accident

(b) $1,000,000 bodily injury by disease policy limit

(c) $1.000,000 bodily injury by disease per employee

11.2.1.2 Business Automobile Liability Insurance per accident $2,000,000.

11.2.1.3 Commercial General Liability Insurance

(a) Per occurrence $2,000,000

(b) General aggregate $4,000,000

(c) Products/completed operations aggregate $4,000,000

(d) Personal and advertising injury limit $2,000,000

11.2.2 Employers’ Liability, Business Automobile Liability, and CGL coverage required under §11.2.1 may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by Excess or Umbrella Liability policies.

11.2.3 Design-Builder shall maintain in effect all insurance coverage required under §11.2.1 with insurance companies lawfully authorized to do business in the jurisdiction in which the Project is located. If Design-Builder fails to obtain or maintain any insurance coverage required under this Agreement, Owner may purchase such coverage and charge the expense to Design-Builder, or terminate this Agreement.

11.2.4 To the extent commercially available to Design-Builder from its current insurance company, insurance policies required under §11.2.1 shall contain a provision that the insurance company or its designee must give Owner written notice transmitted in paper or electronic format: (a) 30 days before coverage is nonrenewed by the insurance company and (b) within 10 business days after cancelation of coverage by the insurance company. Prior to commencing the Work and upon renewal or replacement of the insurance policies, Design-Builder shall furnish Owner with certificates of insurance until one year after Substantial Completion of the Work or longer if required by the Contract Documents. In addition, if any insurance policy required under §11.2.1 is not to be immediately replaced without lapse in coverage when it expires, exhausts its limits, or is to be cancelled, Design-Builder shall give Owner prompt written notice upon actual or constructive knowledge of such condition.

11.3 PROPERTY INSURANCE

11.3.1 Unless otherwise directed in writing by Owner, before starting the Work, Design-Builder shall obtain and maintain a Builder’s Risk Policy upon the entire Project for the full cost of replacement at the time of loss, including existing structures. This insurance shall also: (a) name Design-Builder, Subcontractors, Subsubcontractors, Suppliers, and Design Professional as insureds; (b) be written in such form as to cover all risks of physical loss except those specifically excluded by the policy; and (c) insure at least against and not exclude:

11.3.1.1 the perils of fire, lightning, explosion, windstorm, hail, smoke, aircraft (except aircraft, including helicopter, operated by or on behalf of the Design-Builder) and vehicles, riot and civil commotion, theft, vandalism, malicious mischief, debris removal, flood, earthquake, earth movement, water damage, wind damage, testing if applicable, collapse however caused;

11.3.1.2 damage resulting from defective design, workmanship, or material;

11.3.1.3 coverage extension for damage to existing buildings, plant, or other structures at the Worksite, when the Project is contained within or attached to such existing buildings, plant, or structures. Coverage shall be to the extent loss or damage arises out of Constructor’s activities or operations at the Project;

11.3.1.4 equipment breakdown, including mechanical breakdown, electrical injury to electrical devices, explosion of steam equipment, and damage to steam equipment caused by a condition within the equipment;

11.3.1.5 testing coverage for running newly installed machinery and equipment at or beyond the specified limits of their capacity to determine whether they are fit for their intended use; and

11.3.1.6 physical loss resulting from Terrorism.

11.3.2 The Party that is the primary cause of a Builder’s Risk Policy claim shall be responsible for any deductible amounts or coinsurance payments. If no Party is the primary cause of a claim, then the Party obtaining and maintaining the Builder’s Risk Policy pursuant to §11.3.1 shall be responsible for the deductible amounts or coinsurance payments. This policy shall provide for a waiver of subrogation. This insurance shall remain in effect until final payment has been made or until no person or entity other than Owner has an insurable interest in the property to be covered by this insurance, whichever is sooner. Partial occupancy or use of the Work shall not commence until Design-Builder has secured the consent of the insurance company or companies providing the coverage required in this subsection. Before commencing the Work, Design-Builder shall provide a copy of the property policy or policies obtained in compliance with §11.3.1

11.3.3 If Owner elects to purchase the property insurance required by this Agreement, including all of the same coverages and deductibles for the same duration specified in §11.3.1, then Owner shall give written notice to Design-Builder and the Design Professional before the Work is commenced and provide a copy of the property policy or policies obtained in compliance with §11.3.1. Owner may then provide insurance to protect its interests and the interests of the Design-Builder, Subcontractors, Suppliers, and Subsubcontractors. The cost of this insurance shall be paid by Owner in a Change Order. If Owner gives written notice of its intent to purchase property insurance required by this Agreement and fails to purchase or maintain such insurance, Owner shall be responsible for costs reasonably attributed to such failure.

11.3.4 The Parties waive all rights against each other and their respective employees, agents, contractors, subcontractors and subsubcontractors, and design professionals for damages caused by risks covered by the property insurance except such rights as they may have to the proceeds of the insurance.

11.3.5 To the extent of the limits of Design-Builder’s CGL specified in §11.2.1, Design-Builder shall indemnify and hold harmless Owner against any and all liability, claims, demands, damages, losses, and expenses, including attorneys’ fees, in connection with or arising out of any damage or alleged damage to any of Owner’s existing adjacent property that may arise from the performance of the Work, to the extent of the negligent acts or omissions of Design-Builder, Subcontractor, or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable.

11.3.6 RISK OF LOSS Except to the extent a loss is covered by applicable insurance, risk of loss or damage to the Work shall be upon the Party obtaining and maintaining the Builder’s Risk Policy pursuant to section 11.3.1 until the Date of Final Completion.

11.4 ADDITIONAL GENERAL LIABILITY COVERAGE Owner ☐ shall/ ☒ shall not require Design-Builder to purchase and maintain additional liability coverage. If required, Design-Builder shall provide:

11.4.1 ☐ Additional Insured. Owner shall be named as an additional insured on Design-Builder’s CGL specified, for on-going operations and completed operations, excess/umbrella liability, commercial automobile liability, and any required pollution liability, but only with respect to liability for bodily injury, property damage, or personal and advertising injury to the extent caused by the negligent acts or omissions of Design-Builder, or those acting on Design-Builder’s behalf, in the performance of Design-Builder’s Work for Owner at the Worksite. The insurance of the Design-Builder and its Subcontractors shall be primary and non-contributory to any insurance available to the Additional Insureds.

11.4.2 ☐ OCP. Design-Builder shall provide an Owners’ and Contractors’ Protective Liability Insurance (“OCP”) policy with limits equal to the limits on CGL specified, or limits as otherwise required by Owner.

Any documented additional cost in the form of a surcharge associated with procuring the additional general liability coverage in accordance with this subsection shall be paid by Owner directly or the costs may be reimbursed by Owner to Design-Builder and by increasing the GMP to correspond to the actual cost required to purchase and maintain the coverage. Prior to commencement of the Work, Design-Builder shall provide either a copy of the OCP policy, or a certificate and endorsement evidencing that Owner has been named as an additional insured, as applicable. The insurance of the Design-Builder shall be primary and non-contributory to any insurance available to the Additional Insureds

11.5 ROYALTIES, PATENTS, AND COPYRIGHTS Design-Builder shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods, or systems selected by Design-Builder and incorporated in the Work. Design-Builder shall defend, indemnify, and hold Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. Owner agrees to defend, indemnify and hold Design-Builder harmless from any suits or claims of infringement of any patent rights or copyrights arising out of any patented or copyrighted materials, methods, or systems specified by Owner.

11.6 PROFESSIONAL LIABILITY INSURANCE Design-Builder shall obtain, either itself or through Design Professional, professional liability insurance for claims arising from the negligent performance of professional services under this Agreement, which shall be:

☒ Practice Policy or ☐ Project Specific Coverage written for not less than four million dollars ($4,000,000) per claim and in the aggregate with a deductible not to exceed Twenty-Five Thousand dollars ($25,000). The Professional Liability Insurance shall include prior acts coverage sufficient to cover all services rendered by the Design-Professional. This coverage shall be continued in effect through the statute of limitations of the State of Tennessee.

11.7 BONDING Performance and Payment Bonds are not required of Design-Builder.

ARTICLE 12 SUSPENSION, NOTICE TO CURE, AND TERMINATION

12.1 SUSPENSION BY OWNER FOR CONVENIENCE

12.1.1 Owner may order Design-Builder in writing to suspend, delay, or interrupt all or any part of the Work without cause for its convenience.

12.1.2 Adjustments caused by suspension, delay, or interruption shall be made for increases in the GMP, compensation for Design Phase services, Design-Builder’s Fee, or the Contract Milestones. No adjustment shall be made if Design-Builder is or otherwise would have been responsible for the suspension, delay, or interruption of the Work, or if another provision of this Agreement is applied to render an equitable adjustment.

12.2 NOTICE TO CURE A DEFAULT If Design-Builder persistently fails to supply enough qualified workers, proper materials, or equipment to maintain the approved Schedule of the Work, or fails to make prompt payment to its workers, Subcontractors, or Suppliers, disregards Laws or orders of any public authority having jurisdiction, or is otherwise guilty of a material breach of a provision of this Agreement, Design-Builder may be deemed in default.

12.2.1 If Design-Builder fails within seven (7) Days after receipt of written notice to commence and continue satisfactory correction of such default, then Owner shall give Design-Builder and, if applicable, the surety, a second notice to correct the default within a three (3) Day period.

12.2.2 After receiving Owner’s written notice, if Design-Builder fails to promptly commence and continue satisfactory correction of the default, then Owner without prejudice to any other rights or remedies may: (a) take possession of the Worksite, or portion thereof; (b) complete the Work, or portion thereof, utilizing any reasonable means; (c) withhold payment due to Design-Builder; (d) supplement Design/Builder and/or (e) as Owner deems necessary, supply workers and materials, equipment, and other facilities for the satisfactory correction of the default, and charge Design-Builder the costs and expenses, including reasonable Overhead, profit, and attorneys’ fees.

12.2.3 In the event of an emergency affecting the safety of persons or property, Owner may immediately commence and continue satisfactory correction of a default without first giving written notice to Design-Builder, but shall give Design-Builder prompt notice.

12.3 OWNER’S RIGHT TO TERMINATE FOR DEFAULT

12.3.1 TERMINATION BY OWNER FOR DEFAULT Upon expiration of the second notice for default period pursuant to §12.2 and absent appropriate corrective action, Owner may terminate this Agreement by written notice. Termination for default is in addition to any other remedies available to Owner under §12.2. If Owner’s costs arising out of Design-Builder’s failure to cure, including the costs to complete the Work and reasonable attorneys’ fees, exceed the GMP, Design-Builder shall be liable to Owner for such excess costs. If Owner’s costs are less than the GMP, Owner shall pay the difference to Design-Builder. If Owner exercises its rights under this section, upon the request of Design-Builder, Owner shall furnish to Design-Builder a detailed accounting of the costs incurred by Owner.

12.3.2 If Design-Builder files a petition under the Bankruptcy Code, this Agreement shall terminate if: (a) Design-Builder or Design-Builder’s trustee rejects the Agreement; (b) a default occurred and Design-Builder is unable to give adequate assurance of required performance; or (c) Design-Builder is otherwise unable to comply with the requirements for assuming this Agreement under the applicable provisions of the Bankruptcy Code.

12.3.3 Owner shall make reasonable efforts to mitigate damages arising from Design-Builder default, and shall promptly invoice Design-Builder for all amounts due pursuant to §12.2.

12.4 TERMINATION BY OWNER FOR CONVENIENCE If Owner terminates this Agreement other than as set forth in §12.2, Owner shall pay Design-Builder for all Work executed and for all proven loss, cost, or expense in connection with the Work, plus all demobilization costs. In addition, Design-Builder shall be paid an amount calculated as set forth below:

12.4.1 N/A.

12.4.2 If Owner terminates this Agreement after commencement of the Construction Phase, Design-Builder shall be paid for (a) the Construction Phase services provided to date pursuant to §7.2.1; (b) reasonable attorneys’ fees and costs related to termination; and (c) a premium as set forth below: 1% of the Work completed at the time of termination.

12.4.3 Owner shall also pay to Design-Builder fair compensation, either by purchase or rental at the election of Owner, for all equipment retained. Owner shall assume and become liable for obligations, commitments, and unsettled claims that Design-Builder has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this article, Design-Builder shall cooperate with Owner by taking all steps necessary to accomplish the legal assignment of Design-Builder’s rights and benefits to Owner, including the execution and delivery of required papers.

12.5 TERMINATION BY DESIGN-BUILDER

12.5.1 Seven (7) Days after Owner’s receipt of Design-Builder’s written notice, Design-Builder may terminate this Agreement, if the Work has been stopped for a ninety (90) Day period through no fault of Design-Builder the Work is suspended by Owner for Convenience.

12.5.2 In addition, upon seven (7) Days’ written notice to Owner and an opportunity to cure within three (3) Days, Design-Builder may terminate this Agreement if Owner:

12.5.2.1 fails to furnish reasonable evidence pursuant to §4.2 that sufficient funds are available and committed for Project financing; or

12.5.2.2 assigns this Agreement over Design-Builder’s reasonable objection; or

12.5.2.3 fails to pay Design-Builder any undisputed amount in accordance with this Agreement and Design-Builder stopped Work in compliance with §10.1.3; or

12.5.2.4 otherwise materially breaches this Agreement.

12.5.3 Upon termination by Design-Builder in accordance with this section, Design-Builder is entitled to recover from Owner payment for all Work executed and for all proven loss, cost or expense in connection with the Work, plus all demobilization costs and reasonable damages. In addition, Design-Builder shall be paid an amount calculated as set forth either in §12.4.1 or §12.4.2, depending on when the termination occurs, and §12.4.3.

ARTICLE 13 DISPUTE MITIGATION AND RESOLUTION

13.1 WORK CONTINUANCE AND PAYMENT Unless otherwise agreed in writing, Design-Builder shall continue the Work and maintain the approved schedules during any dispute mitigation or resolution proceedings. If Design-Builder continues to perform, Owner shall continue to make payments in accordance with the Agreement.

13.2 DIRECT SETTLEMENT DISCUSSIONS If the Parties cannot reach resolution on a matter relating to or arising out of this Agreement, the Parties shall endeavor to reach resolution through good faith direct discussions between the Parties’ representatives, who shall possess the necessary authority to resolve such matter and who will record the date of first discussions. If the Parties’ representatives are not able to resolve such matter within five (5) Business Days from the date of first discussion, the Parties’ representatives shall immediately inform senior executives of the Parties in writing that a resolution could not be reached. Upon receipt of such notice, the senior executives of the Parties shall meet within five (5) Business Days to endeavor to reach resolution. If the dispute remains unresolved after fifteen (15) Days from the date of first discussion, the Parties shall submit such matter to the dispute mitigation and dispute resolution procedures selected below.

13.3 OMITTED

13.4 MEDIATION If direct discussions pursuant to §13.2 do not result in resolution of the matter and no dispute mitigation procedure is selected under §13.3, the Parties shall endeavor to resolve the matter by mediation through the current Construction Industry Mediation Rules of the American Arbitration Association (AAA), or the Parties may mutually agree to select another set of mediation rules. The administration of the mediation shall be as mutually agreed by the Parties. The mediation shall be convened within thirty (30) Business Days of the matter first being discussed and shall conclude within forty-five (45) Business Days of the matter first being discussed. Either Party may terminate the mediation at any time after the first session by written notice to the non-terminating Party and mediator. The costs of the mediation shall be shared equally by the Parties. The Parties choose mediation through:

☒ the current Construction Industry Mediation Rules of the American Arbitration Association (AAA), and administered by AAA.

☐ the current Mediation Guidelines of JAMS and administered by JAMS

☐ the current rules and administration by [            ].

If no box is checked the default is AAA rules and administration.

13.5 BINDING DISPUTE RESOLUTION If the matter is unresolved after submission of the matter to a mitigation procedure or to mediation, the Parties shall submit the matter to the binding dispute resolution procedure selected below:

13.5.1 ARBITRATION

☒ The Parties choose binding arbitration for any claim or dispute arising out of or relating to this Agreement. EACH PARTY WAIVES THEIR RIGHT TO BE HEARD IN A COURT OF LAW, with or without a jury. Arbitration does not involve a judge or jury. Instead, an arbitrator with the power to award damages and other appropriate relief will decide claims and disputes. An arbitrator’s award shall be final and binding upon the Parties, and judgment may be entered upon it in any court having jurisdiction.

13.5.1.1 Neither Party may commence arbitration if the claim or cause of action would be barred by the applicable statute of limitations had the claim or cause of action been filed in a state or federal court. Receipt of a demand for arbitration by the person or entity administering the arbitration shall constitute the commencement of legal proceedings for the purposes of determining whether a claim or cause of action is barred by the applicable statute of limitations. If, however, a state or federal court exercising jurisdiction over a timely filed claim or cause of action orders that the claim or cause of action be submitted to arbitration, the arbitration proceeding shall be deemed commenced as of the date the court action was filed, provided that the Party asserting the claim or cause of action files its demand for arbitration with the person or entity administering the arbitration within thirty (30) Days after the entry of such order.

13.5.1.2 The arbitration shall use the following rules:

☒ the current AAA Construction Industry Arbitration Rules and AAA administration..

☐ the current JAMS Engineering and Construction Arbitration Rules and Procedures and administered by JAMS; or

☐ the current arbitration rules of [            ] and administered by [            ].

13.5.2 LITIGATION - Omitted

13.5.3 ☒ COSTS The costs of any binding dispute resolution procedures and reasonable attorneys’ fees of the prevailing Party shall be borne by the non-prevailing Party, as determined by the adjudicator of the dispute. A party shall not be considered a prevailing Party unless the judgment on the merits is more favorable than the last written settlement offer made to it more than thirty (30) days before the commencement of the arbitration hearing.

13.5.4 VENUE The Project location shall serve as the venue.

13.6 MULTIPARTY PROCEEDING All Parties necessary to resolve a matter agree to be parties to the same dispute resolution proceeding, if possible. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the joinder or consolidation of such dispute resolution proceedings.

13.7 LIEN RIGHTS. Nothing in this article shall limit any rights or remedies not expressly waived by Design-Builder which Design-Builder may have under lien laws.

ARTICLE 14 MISCELLANEOUS PROVISIONS

14.1 EXTENT OF AGREEMENT Except as expressly provided, this Agreement is for the exclusive benefit of the Parties, and not for the benefit of any third party. This Agreement represents the entire and integrated agreement between the Parties, and supersedes all prior negotiations, representations, or agreements, either written or oral. This Agreement and each and every provision is for the exclusive benefit of the Parties and not for the benefit of any third party.

14.2 ASSIGNMENT Except as to the assignment of proceeds, neither Party shall assign its interest in this Agreement without the written consent of the other Party. The terms and conditions of this Agreement shall be binding upon both Parties, their partners, successors, assigns, and legal representatives. Neither Party shall assign the Agreement as a whole without written consent of the other except that Owner may assign the Agreement to a wholly-owned subsidiary of Owner when Owner has fully indemnified Design-Builder or to an institutional lender providing construction financing for the Project as long as the assignment is no less favorable to Design-Builder than this Agreement. In the event of such assignment, Design-Builder shall execute any consent reasonably required. In such event, the wholly-owned subsidiary or lender shall assume Owner’s rights and obligations under the Contract Documents. If either Party attempts to make such an assignment, that Party shall nevertheless remain legally responsible for all obligations under the Agreement, unless otherwise agreed by the other Party.

14.3 GOVERNING LAW The law in effect at the location of the Project shall govern this Agreement.

14.4 SEVERABILITY The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

14.5 NOTICE Unless changed in writing, a Party’s address indicated in Article 1 shall be used when delivering notice to a physical address. Except for Agreement termination and as otherwise specified in the Contract Documents, notice is effective upon transmission by any effective means, including U.S. postal service and overnight delivery service; however, Design-Builder’s notice is only effective if it is also emailed to Owner’s Representative and Owner’s Senior Vice President/General Counsel, Kevin Maxwell at kmaxwell@smith-wesson.com.

14.6 NO WAIVER OF PERFORMANCE The failure of either Party to insist, in any one or more instances, on the performance of any of the terms, covenants, or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition, or right with respect to further performance.

14.7 TITLES The titles given to the articles and sections are for ease of reference only and shall not be relied upon or cited for any other purpose.

14.8 JOINT DRAFTING The Parties expressly agree that this Agreement was jointly drafted, and that both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either Party, but shall be construed in a neutral manner.

ARTICLE 15 CONTRACT DOCUMENTS

15.1 CONTRACT DOCUMENTS The Contract Documents are as follows:

(a) This Agreement, including the Exhibits listed in 2.4.2.

(b)The Design Development Documents upon Owner approval pursuant to §3.1.6.

(c) The Construction Documents upon Owner approval under §3.1.7.

(d) Change Order, Interim Directives, and amendments issues in accordance with this Agreement.

15.2 ORDER OF PRECEDENCE The documents shall govern in the following order: (a) Change Orders and written amendments to this Agreement, including Amendment 1; (b) this Agreement; (c) design documents approved by Owner pursuant to §3.1.4 through §3.1.7 in order of the most recently approved; (d) information furnished by Owner pursuant to §3.7.4 or designated as a Contract Document in §15.1; (e) other documents listed in this Agreement. Except as otherwise provided, among categories of documents having the same order of precedence, the term or provision that includes the latest date shall control. Where figures are given, they shall be preferred to scaled dimensions. Unless otherwise specifically defined in this Agreement, any terms that have well-known technical or trade meanings shall be interpreted in accordance with their well-known meanings

15.3 CONFLICTS In case of any inconsistency, conflict or ambiguity among the Contract Documents, Design-Builder shall comply with the provision setting forth the higher standard of conduct, or more stringent obligations upon Design-Builder.

OWNER: SMITH & WESSON BRANDS, INC.

BY:	Mark Smith	NAME:	/s/ Mark Smith	TITLE: CEO

WITNESS:	Eileen Hafford	NAME:	/s/ Eileen Hafford	TITLE: Assistant

DESIGN-BUILDER: THE CHRISTMAN COMPANY

BY:	Steven Roznowski	NAME: /s/ Steven Roznowski		TITLE: President and Chief Executive

WITNESS:	Sandy Jasinski	NAME:	/s/ Sandy Jasinski	TITLE: Exec. Assistant

END OF DOCUMENT.